Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

eMED, LLC

MARLIN MERGER SUB CORPORATION

and

SCIENCE 37 HOLDINGS, Inc.

Dated as of January 28, 2024

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 28, 2024 (this “Agreement”), is made by and among eMED, LLC, a Delaware limited liability company (“Parent”), MARLIN MERGER SUB CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and SCIENCE 37 HOLDINGS, INC., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

A.            WHEREAS, pursuant to this Agreement, in furtherance of the acquisition of the Company by Parent, Parent shall cause Merger Sub to (and Merger Sub has agreed to) commence (within the meaning of Rule 14d-2 under the Exchange Act) a tender offer to purchase any and all of the issued and outstanding shares of Common Stock, par value $0.0001 per share, of the Company (the “Company Shares”), at a price per Company Share of $5.75 (such amount or any higher amount per Company Share that may be paid pursuant to the Company Share Offer, the “Offer Price”), payable net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law, on the terms and subject to the conditions set forth in this Agreement (the “Offer”);

B.            WHEREAS, the Company, Parent and Merger Sub desire to effect, as soon as practicable following the Acceptance Time, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger on the terms and subject to the conditions set forth in this Agreement, with the Merger to be effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”);

C.            WHEREAS, the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger;

D.            WHEREAS, the sole member of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement;

E.            WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (ii) determined that the terms of this Agreement and the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, (iii) determined that the Merger shall be effected as soon as practicable following the Acceptance Time without a vote of the Company’s stockholders pursuant to Section 251(h) of the DGCL, and (iv) recommended that the Company’s stockholders accept the Offer and tender their Company Shares to Merger Sub in response to the Offer;

F.            As a condition and inducement to Parent and Merger Sub entering into this Agreement, certain Persons, in their capacity as stockholders of the Company, have concurrently herewith entered into a Tender and Support Agreement (collectively, the “Tender and Support Agreements”) in connection with the Offer and the Merger;

G.            WHEREAS, upon consummation of the Merger, each Company Share that is not validly tendered and irrevocably accepted for purchase pursuant to the Offer (other than Excluded Shares and Dissenting Shares (each as hereafter defined)), will be cancelled and converted into the right to receive the Merger Consideration (as hereafter defined), upon the terms and subject to the conditions of and any exceptions in this Agreement;

H.            WHEREAS, the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL and shall be consummated as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement; and

I.            WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

Article 1      THE OFFER AND THE MERGER

1.1            The Offer.

(a)            Provided that this Agreement shall not have been terminated in accordance with Article 7, as promptly as practicable (but in no event later than February 12, 2024), Merger Sub shall (and Parent shall cause Merger Sub to) commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer to purchase for cash any and all Company Shares (other than Company Shares to be cancelled in accordance with Section 2.1(b)) at the Offer Price. Merger Sub shall, and Parent shall cause Merger Sub to, irrevocably accept for purchase, purchase and pay for all Company Shares validly tendered and not properly withdrawn pursuant to the Offer, subject only to: (a) there being validly tendered in the Offer (in the aggregate) and not properly withdrawn prior to the Expiration Date that number of Company Shares that, considered together with the number of Company Shares (if any) then owned by Parent and Merger Sub (and excluding Company Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures), equals at least a majority in voting power of the Company Shares then issued and outstanding as of the Expiration Date (the “Minimum Condition”); (b) the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”); and (c) the satisfaction, or waiver by Merger Sub, of the other conditions and requirements set forth in Annex I (together with the Minimum Condition and the Termination Condition, the “Tender Offer Conditions”).

(b)            On or prior to the date that Merger Sub becomes obligated to pay for Company Shares pursuant to the Offer, Parent shall provide or cause to be provided to Merger Sub on a timely basis funds sufficient to purchase and pay for any and all Company Shares that Merger Sub shall become obligated to accept for purchase pursuant to the Offer. Subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by Merger Sub, of the other Tender Offer Conditions, Merger Sub shall accept for purchase (the time of such acceptance, the “Acceptance Time”) and pay for all Company Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable following the Expiration Date, and, in any event, no more than three Business Days after the Expiration Date. The Offer Price payable in respect of each Company Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law, on the terms and subject to the conditions set forth in this Agreement.

(c)            The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with applicable Law and this Agreement, including the Tender Offer Conditions. To the extent permitted by applicable Law, Parent and Merger Sub expressly reserve the right to, at any time and from time to time, waive or modify any of the conditions to the Offer, increase the Offer Price, or to make any other changes in the terms and conditions of the Offer; provided, however, that except with the prior written approval of the Company, Merger Sub shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer (provided that nothing herein shall limit the ability of Parent and Merger Sub to increase the cash consideration payable in the Offer), (iii) reduce the maximum number of Company Shares sought to be purchased in the Offer, (iv) amend, modify or waive the Minimum Condition or the Termination Condition, (v) amend any of the other conditions to the Offer set forth in Annex I in a manner adverse to the holders of Company Shares, (vi) impose conditions to the Offer that are in addition to the Tender Offer Conditions, (vii) except as provided in Sections 1.1(e) and 1.1(f), terminate, accelerate or otherwise modify or amend the Offer to accelerate the Expiration Date, or (viii) otherwise modify or amend any of the other terms of the Offer in a manner adverse in any material respect to the holders of Company Shares.

(d)            Unless extended in accordance with the terms of this Agreement, the Offer shall expire at 12:00 midnight (Delaware time) on the date that is 20 Business Days following the commencement of the Offer (determined using Rule 14d-1(g)(3) under the Exchange Act) (such date and time, the “Initial Expiration Date”) or, if the Initial Expiration Date has been extended in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

(e)            If on any then scheduled Expiration Date, any of the conditions to the Offer (including the Minimum Condition and the other conditions and requirements set forth in Annex I) have not been satisfied or waived by Merger Sub, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for one or more successive extension periods of up to ten Business Days each in order to permit the satisfaction or waiver of such conditions; provided, however, that Merger Sub shall not be required (and Parent shall not be required to cause Merger Sub) to extend the Offer (i) beyond the Outside Date or (ii) at any time that Parent or Merger Sub is permitted to terminate this Agreement pursuant to Article 7. The “Outside Date” shall be May 31, 2024. In addition, Merger Sub shall extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the SEC or its staff.

(f)            Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement has been terminated in accordance with Article 7. If this Agreement is terminated in accordance with Article 7 prior to any scheduled Expiration Date, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within 72 hours following such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Company Shares pursuant thereto. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated prior to the Acceptance Time, Merger Sub shall (and Parent shall cause Merger Sub to) promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Company Shares to the registered holders thereof and Merger Sub shall not (and Parent shall cause Merger Sub not to) accept any Company Shares pursuant to the Offer.

(g)            As soon as practicable on the date of the commencement of the Offer, but in no event more than ten Business Days after the date hereof, Parent and Merger Sub shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal and a form of summary advertisement (collectively, together with any amendments, supplements and exhibits thereto, the “Offer Documents”). Parent and Merger Sub shall cause the Offer Documents to be disseminated to holders of Company Shares as and to the extent required by federal securities Laws, including the Exchange Act. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall promptly notify the other party and correct any information provided by it for use in the Offer Documents, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Merger Sub shall cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Company Shares as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Merger Sub shall give due consideration to any additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Merger Sub shall provide the Company and its counsel with copies of any written comments, and a written summary of any oral comments, that Parent and Merger Sub or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such responses, and Parent and Merger Sub shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

1.2            Company Actions.

(a)            Contemporaneous with the filing of the Schedule TO, the Company shall, in a manner that complies with the rules and regulations of the SEC under the Exchange Act, including Rule 14d-9 thereunder, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.3, contain the Company Board Recommendation. The Company shall also include in the Schedule 14D-9, the Fairness Opinion (in its entirety), together with a summary thereof in customary form, and a notice, in compliance with Section 262 of the DGCL, of appraisal rights in connection with the Merger under the DGCL. The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation. The Company further agrees to cause the Schedule 14D-9 to be disseminated to holders of Company Shares as and when required by the Exchange Act. If requested by Merger Sub, the Company shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Shares together with the Offer Documents disseminated to the holders of Company Shares. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall promptly notify the other party and correct any information included in, or incorporated by reference into, the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company shall cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Company Shares as and to the extent required by federal securities Laws, including the Exchange Act. Merger Sub and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Merger Sub and its counsel. In addition, the Company shall provide Merger Sub and its counsel with copies of any written comments, and a written summary of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Merger Sub and its counsel shall be given a reasonable opportunity to review any such written responses, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Merger Sub and its counsel.

(b)            From time to time as reasonably requested by Merger Sub or its agents, the Company shall furnish or cause to be furnished to Merger Sub mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial holders of the Company Shares as of the most recent practicable date, and shall promptly furnish Merger Sub with such information (including updated lists of holders of the Company Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as Merger Sub or its agents may reasonably request in communicating with the record and beneficial holders of Company Shares. In addition, in connection with the Offer, the Company shall, and shall use its commercially reasonable efforts to cause any third parties to cooperate with Merger Sub to disseminate the Offer Documents to holders of Company Shares held in or subject to any Company Equity Plan, and to permit such holders of Company Shares to tender Company Shares in the Offer. Subject to any and all Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and their agents shall: (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings, computer files or files of securities positions in accordance with the Confidentiality Agreement and (ii) use such information only in connection with the Offer and the Merger.

1.3            The Merger.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall be effected pursuant to Section 251(h) of the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Offer, the Merger and the other transactions contemplated by this Agreement are referred to herein as the “Transactions.”

(b)            At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Company shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. In addition, the Company shall take all necessary action such that, at the Effective Time, the bylaws of the Company shall be amended so as to read in their entirety in the form set forth as Exhibit B hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c)            The parties shall take all requisite action so that, from and after the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)            If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.4            Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) shall take place as soon as practicable after satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), and in all events, no later than at 8:00 a.m., Delaware time, on the third Business Day after satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), unless another time or date is agreed to in writing by the parties to this Agreement. The Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts), unless the parties to this Agreement agree in writing to hold the Closing at a physical location. The date on which the Closing is to occur pursuant to this Section 1.4 is referred to as the “Closing Date.” On the Closing Date, or on such other date as may be agreed upon by Parent and the Company, the Company shall cause a certificate of merger (the “Certificate of Merger”), in such form as required by the DGCL, to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and/or time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time hereinafter referred to as the “Effective Time”).

Article 2      CONVERSION OF SECURITIES IN THE MERGER

2.1            Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)            Conversion of Company Shares. Each Company Share issued and outstanding immediately prior to the Effective Time, other than (i) Company Shares irrevocably accepted for purchase in the Offer, (ii) any Excluded Shares, and (iii) any Dissenting Shares, shall be converted into the right to receive the Offer Price (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law, upon surrender of the Certificates or Book-Entry Company Shares in accordance with Section 2.2. As of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.

(b)            Cancellation of Excluded Shares. Each Company Share held by the Company as treasury stock or held directly by Parent or Merger Sub, in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof. Each Company Share held by any direct or indirect wholly owned Subsidiary of the Company or of Parent (other than Company Shares held directly by Merger Sub, which shall be cancelled), in each case, immediately prior to the Effective Time, shall automatically be converted into such number of shares of the Surviving Corporation so as to maintain the same relative ownership percentages.

(c)            Cancellation of Earn-Out Rights. All Earn-Out Rights outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist at the Effective Time as a result of the consummation of the Transactions.

(d)            Merger Sub Equity Interests. All outstanding shares of capital stock of Merger Sub held immediately prior to the Effective Time shall be converted into and become (in the aggregate) 1,000 shares of newly and validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation upon consummation of the Merger.

2.2            Payment for Securities; Surrender of Certificates.

(a)            Paying Agent. At or prior to the Effective Date, Parent shall designate a reputable bank or trust company to act as the paying agent for purposes of delivering or causing to be delivered to each holder of Company Shares, the Merger Consideration that such holder shall become entitled to receive with respect to such holder’s Common Shares pursuant to this Agreement (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient for the Paying Agent to distribute the Merger Consideration to which holders of Company Shares shall be entitled at the Effective Time pursuant to this Agreement, and which shall be held and paid by the Paying Agent pursuant to an agreement in such form as Parent, the Company and the Paying Agent reasonably agree prior to the Effective Time. Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Company Shares; provided, however, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Company Shares.

(b)            Procedures for Surrender.

(i)            Certificates. As soon as practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Shares represented by certificates (the “Certificates”), which Company Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall include any certifications Parent may reasonably request relating to any withholding obligations of Parent under the Code or other applicable Tax law, and shall otherwise be in such form as Parent, the Company and the Paying Agent shall reasonably agree prior to the Effective Time; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Company Share formerly represented by such Certificates (without interest and after giving effect to any required Tax withholdings as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any Transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Certificates representing Company Shares that are Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Company Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(ii)            Book-Entry Company Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of uncertificated Company Shares represented by book-entry (“Book-Entry Company Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Company Shares held through Continental Stock Transfer & Trust Company, an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Company Shares held through The Depository Trust Company whose Company Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement shall, upon receipt of an “agent’s message” by the Paying Agent (or such other evidence of transfer or surrender as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, the Merger Consideration in respect of each such Book-Entry Company Share pursuant to the provisions of this Article 2 (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Company Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Company Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall include any certifications Parent may reasonably request relating to any withholding obligations of Parent under the Code or other applicable Tax law and be in such form as Parent, the Company and the Paying Agent shall reasonably agree prior to the Effective Time; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Company Shares shall be entitled to receive in exchange therefor the Merger Consideration in respect of each such Book-Entry Company Share pursuant to the provisions of this Article 2 (without interest and after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Company Shares shall at the Effective Time be cancelled and converted into such right to receive the Merger Consideration in accordance with the provisions of Section 2.1(a) hereof. Payment and delivery of the Merger Consideration with respect to Book-Entry Company Shares shall only be made to the Person in whose name such Book-Entry Company Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Company Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Company Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Book-Entry Company Shares representing Company Shares that are Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Company Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(c)            Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Company Shares that represented ownership of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in, and subject to the terms and conditions of, this Agreement.

(d)            Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Company Shares on the date that is six months after the Effective Time shall be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Company Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of their Certificates or Book-Entry Company Shares and compliance with the procedures in Section 2.2(b). Any Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Company Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Company Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a), in respect of any Dissenting Shares shall be returned to the Surviving Corporation, upon demand.

(e)            Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the person claiming such Certificates to be lost, stolen or destroyed, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3      Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Company Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly exercised appraisal rights with respect to such Company Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Company Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be entitled only to the rights granted to holders of such Dissenting Shares under Section 262 of the DGCL. If such holder of Dissenting Shares fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been cancelled and converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with this Article 2 and shall not thereafter be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Shares, attempted withdrawals of any such demand, and any other documents or instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal in accordance with Section 262 of the DGCL, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment or deliver any consideration with respect to, or settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing, except to the extent required by applicable Law.

2.4            Treatment of Company Stock Options and Company RSUs.

(a)            Treatment of Company Stock Options. The Company shall take all requisite action such that, at the Effective Time, each option to acquire Company Shares (each, a “Company Stock Option”) that is outstanding under any Company Equity Plan immediately prior to the Effective Time shall, whether or not then vested or exercisable, automatically and without any required action on the part of the Parent, the Company or the holder thereof, be cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (i) the aggregate number of Company Shares subject to such Company Stock Option; multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be withheld with respect to such payment pursuant to Section 2.5. For the avoidance of doubt, in the event that the per share exercise price under any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect.

(b)            Treatment of Restricted Share Unit Awards. The Company shall take all requisite action such that, at the Effective Time, each time-based or performance-based restricted share unit award with respect to the Company Shares under the Company Equity Plans (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time shall, whether vested or unvested, automatically and without any required action on the part of the Parent, the Company or the holder thereof, be cancelled and shall only entitle the holder of such Company RSU to receive an amount in cash, with respect to the Company Shares underlying such Company RSU, equal to the product of (i) the Merger Consideration and (ii) the number of Company Shares underlying such Company RSU, payable in accordance with Section 2.1, without interest and less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.5.

(c)            Treatment of Company ESPP. As soon as practicable after the date of this Agreement, the Company shall take all action that may be necessary to provide that: (x) no new offering period (or similar period during which shares may be purchased) shall commence under the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”) following the date of this Agreement; (y) participants in the ESPP as of the date of this Agreement may not increase their payroll deductions under the ESPP from those in effect on the date of this Agreement; and (z) no new participants may commence participation in the ESPP following the date of this Agreement. Without limiting the foregoing, as soon as reasonably practicable after the date of this Agreement (but in any event prior to the Closing), the Company shall take such action as may be necessary to: (i) cause any offering period (or similar period during which shares may be purchased) in progress under the ESPP as of the date of this Agreement to be the final offering period under the ESPP and to be terminated no later than five Business Days prior to the anticipated Closing Date (the “Final Exercise Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the ESPP; (iii) cause each participant’s then-outstanding share purchase right under the ESPP (the “Company ESPP Rights”) to be exercised as of the Final Exercise Date; and (iv) terminate the ESPP as of the Effective Time. On the Final Exercise Date, the funds credited as of such date under the ESPP within the associated accumulated payroll withholding account for each participant under the ESPP shall be used to purchase Company Shares in accordance with the ESPP (as amended pursuant to this Section 2.4(c)), and each share purchased thereunder immediately prior to the Effective Time shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 2.1(a), subject to withholding pursuant to Section 2.5. Any accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares in accordance with the terms and conditions of the ESPP (as amended pursuant to this Section 2.4(c)), be refunded to such participant as promptly as practicable following the Effective Time (without interest). No further Company ESPP Rights shall be granted or exercised under the ESPP after the Final Exercise Date. The Company shall provide timely notice to participants of the setting of the Final Exercise Date and the termination of the ESPP in accordance with the terms of the ESPP.

(d)            Termination of Company Equity Plans. The Company shall take all requisite action such that, as of the Effective Time, the Company Equity Plans shall be terminated and no further Company Shares, Company Stock Options, Company RSUs, Equity Interests or other rights with respect to Company Shares shall be granted thereunder.

(e)            Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take such other actions as are reasonably necessary and appropriate (including using reasonable best efforts to obtain any required consents) to effect the transactions described in this Section 2.4.

2.5            Withholding Rights. Notwithstanding anything to the contrary herein, the Company, Parent, Merger Sub, the Surviving Corporation, its Subsidiaries, the Paying Agent, and any other withholding agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, the Treasury Regulations or any other provision of applicable Law. Any amounts deducted or withheld from any such payment shall be remitted to the applicable Tax Authority and, when so remitted, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.6            Certain Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the outstanding Company Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Company Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the applicable Offer Price and/or the Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.6 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to this Agreement (including Section 5.1).

Article 3      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided, that, disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other sections), and (b) as disclosed in the Company SEC Documents filed since January 1, 2023 and publicly available at least 72 hours prior to the execution and delivery of this Agreement (other than any disclosures contained in the “Forward Looking Statements” or “Risk Factors” sections of such Company SEC Documents, and any other disclosures contained in such Company SEC Documents that are predictive, cautionary or forward-looking in nature); provided that, the foregoing clause (b) shall not be applicable to Section 3.2 or Section 3.4, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1            Corporate Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The copies of the Second Amended and Restated Certificate of Incorporation, as amended (the “Company Charter”) and Amended and Restated Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws.

3.2            Capitalization.

(a)            The authorized capital stock of the Company consists of 400,000,000 Company Shares and 100,000,000 shares of Preferred Stock, par value $0.0001 per Share (the “Company Preferred Shares”). As of the close of business on January 26, 2024 (the “Capitalization Date”): (i) 6,028,167 Company Shares were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) no Company Preferred Shares were outstanding, (iii) no Company Shares or Company Preferred Shares were held in the treasury of the Company or by its Subsidiaries, (iv) 3,206,686 Company Shares were reserved for issuance pursuant to Company Equity Plans, of which 413,024 Company Shares were reserved for issuance pursuant to outstanding Company Stock Options, and 545,971 Company Shares were reserved for issuance pursuant to outstanding Company RSUs, and (v) 625,000 Company Shares were reserved for issuance as “Earn-Out Shares” pursuant to the provisions of Section 2.8 of the LifeSci Merger Agreement (the “Earn-Out Rights”). Since the Capitalization Date and through the date of this Agreement, no additional Company Shares and no Company Preferred Shares have been issued. Except for the Company Stock Options, the Company RSUs and the Earn-Out Rights, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Section 3.2(a) of the Company Disclosure Schedule sets forth, as of the Capitalization Date: (i) a list of the holders of Company Stock Options, (ii) a list of Persons to whom the Company has committed to grant Company Stock Options after the date of this Agreement in connection with their employment by the Company and the terms thereof, and (iii) the holders of awards granted under the Company Equity Plans (together, the “Company Stock Awards”), including, on a holder by holder and grant by grant basis, the date on which each such Company Stock Award was or is to be granted, the type and the number of Company Stock Awards granted or to be granted, the Company Equity Plan pursuant to which such Company Stock Award was or is to be granted, the expiration date of such Company Stock Award (if applicable), the price at which such Company Stock Award may be exercised (if applicable), the date upon which any Company RSU is to be settled (if such Company RSU represents “nonqualified deferred compensation” for purposes of Section 409A of the Code). As of the date hereof, neither the Company nor its Subsidiaries has any outstanding indebtedness for borrowed money or debt securities and the Company and its Subsidiaries have not assumed, guaranteed or endorsed, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money. Neither the consummation of the Offer nor the consummation of the Merger will constitute an “Acceleration Event” (as defined in Section 2.8 of the LifeSci Merger Agreement) and no consideration or payment is required to be delivered in exchange for the Earn-Out Shares or in respect thereof in connection with consummation of the Offer or the Merger.

(b)            There are no outstanding contractual obligations or other commitments, agreements or arrangements of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) relating to or affecting the voting rights of, (iii) requiring the repurchase, redemption, acquisition or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, in each case, any Company Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.

(c)            With respect to the outstanding Company Stock Options and Company RSUs, upon issuance in accordance with the terms and conditions specified in the respective award agreements and the Company Equity Plans, the Company Shares issuable pursuant thereto will be duly authorized, validly issued, fully paid, and non-assessable and free of preemptive rights. Each Company Option has been granted or issued under terms such that the Company Option does not constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, and each award granted under the Company Equity Plans has been granted or issued in accordance with the terms of the applicable Company Equity Plan and all applicable Laws. All Company Shares subject to issuance under the Company Equity Plans have been duly reserved for issuance by the Company, and upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(d)            Section 3.2(d) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company and the authorized, issued and outstanding Equity Interests of each such Subsidiary. None of the Company or any of its Subsidiaries holds (or has the right or obligation to acquire) an Equity Interest in any other Person. Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly owned Subsidiaries free and clear of all Liens other than Permitted Liens. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound relating to the issued or unissued capital stock or other Equity Interests of such Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any Subsidiary of the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, such Subsidiary. There are no outstanding contractual obligations or other legally-binding commitments, agreements or arrangements of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Subsidiary of the Company and customary intercompany funding arrangements between or among the Company and/or the Subsidiaries of the Company.

3.3            Authority; Execution and Delivery; Enforceability.

(a)            The Company has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a Proceeding at law or in equity).

(b)            The Company Board, at a meeting duly called and held, at which all of the directors were present, unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the Transactions, (ii) determining that the terms of this Agreement and the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, (iii) determining that the Merger shall be effected as soon as practicable following the Acceptance Time without a vote of the Company’s stockholders pursuant to Section 251(h) of the DGCL and (iv) recommending that its stockholders accept the Offer and tender their Company Shares to Merger Sub in response to the Offer (the “Company Board Recommendation”), which resolutions have not been subsequently withdrawn, amended or modified as of the date of this Agreement.

(c)            The Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not, and will not, be applicable to this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the other Transactions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.6, no other takeover, anti-takeover, business combination, moratorium, fair price, control share acquisition or similar Law applies to the Offer, the Merger or the other Transactions. The Company and its Subsidiaries do not have in effect any stockholder rights plan, “poison pill” or other similar plan or arrangement. Assuming satisfaction of the Minimum Condition prior to the consummation of the Offer and that the Offer is consummated in accordance with the terms of this Agreement, no vote of the holders of Company Shares or other capital stock of the Company is necessary to adopt this Agreement and consummate the transactions contemplated hereby, including the Merger.

3.4            No Conflicts.

(a)            None of the execution and delivery of this Agreement, the acceptance for payment or payment for Company Shares and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will, (i) conflict with or violate any provision of the Company Charter or the Company Bylaws or any equivalent organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) require any consent or approval under, result in any breach or violation of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract or Permit to which the Company or any of its Subsidiaries is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to be material to the Company and its Subsidiaries.

(b)            Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3, none of the execution and delivery of this Agreement by the Company, the acceptance for payment or payment for Company Shares and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of Nasdaq, (ii) the filing and effectiveness of the Certificate of Merger as required by the DGCL, and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings, registrations or notifications, would not reasonably be expected to be material to the Company and its Subsidiaries.

3.5            SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)            The Company has timely filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since October 6, 2021 (such documents to the extent filed on or after January 1, 2023, the “Company SEC Documents”). None of the Subsidiaries of the Company is required to make any filings with the SEC.

(b)            As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Company SEC Document complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 and the related rules and regulations thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent true and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since October 6, 2021 and prior to the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(c)            The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Company SEC Financial Statements, to normal year-end adjustments (none of which are material individually or in the aggregate) and the absence of notes (none of which, if presented, would materially differ from those in the year-end Company SEC Financial Statements). The Company SEC Financial Statements were prepared from, and in accordance with, the books and records of the Company and its Subsidiaries in all material respects, and complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(d)            The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. To the Company’s Knowledge, based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting: (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since October 6, 2021, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financing reporting, and the Company has made available to Parent true and complete copies of any material written materials provided to the Company’s auditors or the audit committee of the Company Board relating to each of the foregoing. Neither the Company nor any of its Subsidiaries has made any prohibited loans or “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

(e)            Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(f)            The Company and its Subsidiaries do not have any material liabilities or material obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as specifically reflected or adequately reserved against in the balance sheet as of September 30, 2023 included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since September 30, 2023, and (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Offer, the Merger or the Transactions.

3.6            Absence of Certain Changes or Events. Since January 1, 2023 through the date of this Agreement (other than the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement), (a) the Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice, (b) there has not been any change, event, development, condition or occurrence that has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action that would have constituted a material breach of, or required Parent’s consent pursuant to, Section 5.1.

3.7            Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents (and any amendment or supplement thereto) will, when filed with the SEC, when distributed or disseminated to holders of Company Shares, and at the Expiration Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions of the Offer Documents that relate solely to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein). The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law, and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders or at the Expiration Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions of the Schedule 14D-9 that relate solely to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein).

3.8            Legal Proceedings.

(a)            There are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties or any of their respective officers or directors, other than any such Proceeding that (i) does not involve an amount in controversy in excess of $200,000 and (ii) does not seek material injunctive or other material non-monetary relief.

(b)            Neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is or are subject to any material Order.

(c)            To the Knowledge of the Company, there are no SEC inquiries or investigations, inquiries or investigations by other Governmental Entities, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any of their respective officers or directors.

3.9            Compliance with Laws and Orders. The Company and its Subsidiaries (including any predecessor entities) are, and since January 1, 2019 have been, in compliance in all material respects with all Laws, Orders and Nasdaq rules and regulations applicable to such entities or any assets owned or used by any of them. Neither the Company nor any of its Subsidiaries (nor any of their predecessor entities) has received any written communication since January 1, 2019 from a Governmental Entity that alleges that any such entity is or was in material violation of any such Law or Order. Since January 1, 2019, neither the Company nor any of its Subsidiaries (nor any of their predecessor entities), nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries (or any predecessor entity), has, in the course of its actions for, or on behalf of, any of them: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated any provision of any applicable Anti-corruption Laws, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. During the past five years, neither the Company nor any of its Subsidiaries (nor any of their predecessor entities) has received any written communication from a Governmental Entity (x) related to any investigation or inquiry with respect to a potential violation by the Company or any of its Subsidiaries (or any predecessor entity) or any Representative thereof of any Anti-corruption Laws, or (y) that alleges that the Company or any of its Subsidiaries (or any predecessor entity) or any Representative thereof is in violation of any Anti-corruption Laws. During the past five years, neither the Company nor any of its Subsidiaries (nor any of their predecessor entities) has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is located, organized or domiciled in or that is a citizen of Cuba, Iran, North Korea, Sudan, Syria or the Crimea Region of Ukraine (including any Governmental Entity within such country or territory) or (ii) that is the target of any international economic or trade sanction administered or enforced by a Governmental Entity including but not limited to the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, His Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC). During the past five years, neither the Company nor any Subsidiary of the Company (nor any of their predecessor entities) or, to the Knowledge of the Company, no director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries (or any predecessor entity), has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (or any predecessor entity), violated in any material respect any provision of any applicable Laws concerning export controls or international economic or trade sanction including but not limited to the Export Administration Act and implementing regulations including the Export Administration Regulations, the Arms Export Control Act and implementing regulations including the International Traffic in Arms Regulations, and any similar or analogous Laws administered by OFAC or other Governmental Entity.

3.10            Permits. The Company and each of its Subsidiaries have all licenses, permits, certificates, certifications, approvals, clearances, consents, franchises, registrations, billing, exemptions and authorizations issued by or under the authority of any Governmental Entity or pursuant to any applicable Law (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit has not been and would not reasonably be expected to be material to the Company and its Subsidiaries. The operation of the Company and its Subsidiaries as currently conducted is not, and has not been since January 1, 2021 (including in respect to any predecessor entities), in violation of, nor is the Company or its Subsidiaries in default or violation under, any Permit, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except where such default or violation of such Permit has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries. There are no actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries.

3.11            Employee Benefit Plans.

(a)            Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) any end of service or severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy, (iii) any compensation, employment or consulting agreement with any officers of the Company, and (iv) any other benefit or equity plan, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-linked compensation, stock purchase, employee stock ownership, tax gross-up, vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans, welfare plans or fringe benefit plans, in each case whether or not written, and (A) that is sponsored, maintained, administered, contributed to or entered into by the Company or its Subsidiaries, with respect to any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries (each, a “Service Provider”), or (B) for which the Company or any of its Subsidiaries has any direct or indirect liability (whether actual or contingent) (each a “Company Benefit Plan”). The term “Company Benefit Plan” does not, however, include plans or arrangements administered by a Governmental Entity or to which the Company or any of its Subsidiaries contribute pursuant to generally applicable Law. Neither the Company nor any of its subsidiaries has any liability with respect to any plan, arrangement or practice of the type described in this Section 3.11(a) other than the Company Benefit Plans. Neither the Company, its Subsidiaries, nor to the Knowledge of the Company, any other Person or entity, has any express or implied commitment, whether legally enforceable or not, to (i) modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law or (ii) create any additional Company Benefit Plan.

(b)            The Company has made available to Parent a correct and complete copy of each current Company Benefit Plan and the following related documents, to the extent applicable: (i) the most recent copy of any summary plan description and all written amendments, modifications or supplements applicable to any such Company Benefit Plan (and a summary of any such amendment, modification or supplement that is not in writing), (ii) the most recent annual report (Form 5500) filed with the IRS or similar report required to be filed with any Governmental Entity, (iii) each trust, insurance or administrative agreement relating to any such Company Benefit Plan, and (iv) the most recent actuarial report with respect to any such Company Benefit Plan.

(c)            Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, all contributions required to be made for any period since January 1, 2021 through the date hereof to any Company Benefit Plan by applicable Law, under the terms of any Company Benefit Plan or under the terms of any other contractual undertaking have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Documents prior to the date of this Agreement, and all material premiums due or payable for any period since January 1, 2021 through the date hereof with respect to insurance policies funding any Company Benefit Plan have been timely paid or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Documents prior to the date of this Agreement.

(d)            Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS, as applicable, that such Company Benefit Plan is so qualified, or an application for such a letter is currently being processed by the IRS, and no circumstance exists that would reasonably be expected to adversely affect the qualified status of such Company Benefit Plan.

(e)            Except as otherwise specifically identified in Section 3.11(a) of the Company Disclosure Schedule, neither the Company nor any Company ERISA Affiliate sponsors, maintains, participates in or has any obligation to contribute to or has any liability, contingent or otherwise, with respect to a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA (“Title IV Plan”) and neither the Company nor any of the Company’s ERISA Affiliates (i) has withdrawn from any Multiemployer Plan under circumstances resulting in a liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a liability of the Company under Section 4069 or Section 4212(c) of ERISA.

(f)            No Company Benefit Plan is, and none of the Company’s ERISA Affiliates sponsors, maintains, participates in, contributes to, or has any obligation (contingent or otherwise) with respect to any multiple employer plan (within the meaning of Section 413I of the Code), or multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(g)            Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case, that is subject to Section 409A of the Code, has been maintained and operated in documentary and operational compliance with Section 409A of the Code except as could not reasonably be expected to result in, either individually or in the aggregate, any material liability to the Company, any of its Subsidiaries or any Service Provider.

(h)            No Company Benefit Plan or other Contract to which any of the Company or its Subsidiaries is bound provides for the gross-up or reimbursement of Taxes under Sections 409A or 4999 of the Code or otherwise.

(i)            Except with respect to bonuses previously paid prior to September 30, 2023 or as otherwise identified in Section 3.11(i) of the Company Disclosure Schedule, no Company Benefit Plan or other Contract to which any of the Company or its Subsidiaries is bound obligates the Company to pay, grant, declare, establish or accrue any cash or other bonus payment (whether with respect to past, current or future performance or service periods). All bonuses potentially payable under the Company’s 2023 annual bonus program (whether or not subject to previously communicated financial or other performance goals of the Company or an individual recipient) on or after September 30, 2023 are subject, in each case, to the discretion of the Company Board (or a duly authorized committee thereof), and the Company Board (or a duly authorized committee thereof) may, in its discretion, determine not to pay any such bonuses.

(j)            No Company Benefit Plan provides post-employment, medical, disability or life insurance benefits to any former employee or their dependents, except as required by Section 4980B of the Code or coverage through the end of the calendar month in which a termination of employment occurs.

(k)            With respect to each Company Benefit Plan that is a group health plan benefitting any current or former employee of the Company or any of the Company’s ERISA Affiliates that is subject to Section 4980B of the Code, the Company and each of the Company’s ERISA Affiliates have complied with (i) the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and (ii) the Health Insurance Portability and Accountability Act of 1996, as amended.

(l)            The Company, its Subsidiaries, and as applicable, each Company Benefit Plan that is a group health plan (as defined in Section 733(a) of ERISA) (i) has at all times complied, in all material respects, with the applicable health insurance reform requirements added to Section 715 of ERISA by the Patient Protection and Affordable Care Act and the guidance issued thereunder (“PPACA”); (ii) has for all months beginning on January 1, 2021, made offers of coverage to all Full-Time Employees of the Company or any of its Subsidiaries that is Affordable and provides Minimum Value in accordance with Section 4980H of the Code and the regulations and guidance issued thereunder; and (iii) has since January 1, 2021, accurately and timely complied, in all material respects, with the mandatory employer reporting requirements of Section 6055 and Section 6056 of PPACA. For purposes of this Section 3.11, the terms “Full-Time Employee,” “Affordable” and “Minimum Value” shall have the meanings ascribed to them under PPACA.

3.12            Employee and Labor Matters.

(a)            The Company has made available to Parent true and correct information with respect to the current employees and independent contractors of the Company and its Subsidiaries. The Company has made available to Parent a true, correct, and complete copy of each current severance policy, and each current severance agreement with any employee of the Company obligating the Company to pay financial amounts in connection with the termination of employment, and all exceptions to such policy or agreement, as applicable.

(b)            Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, agreement with any works council, or labor contract, and none of the Company or any of its Subsidiaries is currently engaged in any negotiation with any labor union, labor organization, works council or other employee organization. As of the date of this Agreement, no labor union, labor organization, works council, or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification. As of the date of this Agreement, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither the Company nor any Subsidiary has engaged in any unfair labor practice with respect to any Service Providers, and there is no material unfair labor practice complaint or material grievance or other material administrative or judicial complaint, action or investigation pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Entity with respect to Service Providers. There is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries, and no such strike, dispute, lockout, slowdown or stoppage has occurred since January 1, 2021.

(c)            The Company and its Subsidiaries are and have been in material compliance with all applicable Laws respecting employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, immigration and work authorizations, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations and unemployment insurance. Notwithstanding the generality of the foregoing, each of the Company and each Subsidiary has properly classified each of their respective Service Providers as “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes and has properly reported all compensation paid to such Service Providers for all purposes.

(d)            To the Company’s Knowledge, no Service Provider is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such Service Provider to be employed by the Company or its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information, except in each case as could not reasonably be expected to be material to the Company or any of its Subsidiaries.

3.13            Environmental Matters.

(a)            The Company and each of its Subsidiaries (i) is and since January 1, 2021 has been in compliance in all material respects with all, and is not subject to any material liability with respect to noncompliance with any, Environmental Laws, (ii) has and holds, or has applied for, all material Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) is and since January 1, 2021 has been in compliance in all material respects with their respective Environmental Permits.

(b)            There are no Environmental Claims pending nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any written notification of any allegation of actual or potential responsibility for any material violation of, or material liability under, Environmental Laws relating to any Release or threatened Release of any Hazardous Materials.

(c)            None of the Company or any of its Subsidiaries (i) has disposed of, arranged for the disposal of, Released, exposed any Person to, or manufactured, sold, or distributed products containing, any Hazardous Materials, in each case as would give rise to material liability under Environmental Laws, (ii) as of the date of this Agreement, has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto, or (iii) as of the date of this Agreement, is an indemnitor by Contract in connection with any claim, demand, suit or action threatened or asserted by any third-party for any material liability under any Environmental Law or otherwise relating to any Hazardous Materials.

3.14            Property; Title to Assets.

(a)            Neither the Company nor any of its Subsidiaries owns in fee any real property.

(b)            Section 3.14(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, licensed subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”), (ii) the address for each parcel of Company Leased Real Property, and (iii) a description of the applicable lease, sublease or other agreement with respect to the Company Leased Real Property and any and all amendments and modifications relating thereto (the “Lease Agreements”). No Lease Agreement is subject to any Lien, including any right to the use or occupancy of any Company Leased Real Property, other than Permitted Liens. The Company has delivered to Parent a true and complete copy of each such Lease Agreement. With respect to each of the Lease Agreements: (i) the Company’s or its applicable Subsidiary’s possession and quiet enjoyment of the Company Leased Real Property under such Lease Agreement has not been disturbed, and to the Knowledge of the Company, there are no material disputes with respect to such Lease Agreement; and (ii) the Company or its applicable Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Company Leased Real Property or any portion thereof. The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Company.

(c)            Except as has not been, and would not reasonably be expected to be material to the Company and its Subsidiaries, the Company or a Subsidiary of the Company is in possession of and has good and marketable title to, or valid leasehold interest in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or a Subsidiary, free and clear of all Liens other than Permitted Liens.

3.15            Tax Matters. Except as disclosed on Section 3.15 of the Company Disclosure Schedule:

(a)            all income Tax Returns and all other material Tax Returns that are required to be filed by or with respect to any of the Company or its Subsidiaries have been timely filed with the appropriate Tax Authority (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate in all material respects;

(b)            each of the Company and its Subsidiaries has timely paid all material Taxes due and owing by it (whether or not shown on any Tax Return), including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party, other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries;

(c)            no deficiencies for Taxes have been claimed, proposed or assessed by any Tax Authority in writing against the Company or any of its Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn;

(d)            there are no Liens for Taxes on the property or assets of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due and payable;

(e)            there is no audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of its Subsidiaries that is pending or, to the Knowledge of the Company, threatened;

(f)            neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension currently is in effect, nor has any request been made for any such extension or waiver, in each case, other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;

(g)            neither the Company nor any of its Subsidiaries is, or has been, a party to or bound by any Tax allocation, sharing, indemnity, or reimbursement agreement or similar arrangement with any Person other than the Company and its Subsidiaries, other than any such agreement entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes;

(h)            neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement;

(i)            neither the Company nor any of its Subsidiaries have been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes, other than a group of which the Company or one of its Subsidiaries has been the common parent, and neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person (other than Taxes of the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract or otherwise;

(j)            neither the Company nor any of its Subsidiaries has either agreed or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) prior to the Closing, (ii) installment sale, intercompany transaction, or open transaction disposition made or entered into prior to the Closing, (iii) prepaid amount received on or prior to the Closing, or (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing;

(k)            neither the Company nor any of its Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) of the Code within the past five years;

(l)            neither the Company nor any of its Subsidiaries has been a party to a transaction that is a “reportable transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law);

(m)            no claim has been made by any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;

(n)            neither the Company nor any of its Subsidiaries has an office or other permanent establishment in any country other than the country in which it has been incorporated or organized;

(o)            each of the Company and its Subsidiaries is in compliance in all respects with all transfer pricing applicable Laws (including the Treasury Regulations promulgated under Section 482 of the Code or any similar foreign, state or local provision), including the execution and maintenance of contemporaneous documentation and transfer pricing reports and studies substantiating the transfer pricing practice and methodology. Neither the Company nor any of its Subsidiaries has been a party to any transaction or other arrangement which is or will be subject to adjustment under any such transfer pricing applicable Laws; and

(p)            neither the Company nor any of its Subsidiaries has taken advantage of any relief provisions or any carryback of net operating losses or similar Tax items related to COVID-19 for Tax purposes whether federal, state, local or foreign, including the CARES Act.

3.16            Material Contracts.

(a)            All Contracts required to be filed as exhibits to the Company SEC Documents have been so filed in a timely manner. Except for this Agreement and any Contracts filed as exhibits to the Company SEC Documents, Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound (and any material amendments, supplements and modifications thereto):

(i)            each Contract to which the Company or any of its Subsidiaries is a party that by its terms requires aggregate payments to the Company or any of its Subsidiaries of more than $2,000,000 over the remaining term of such Contract and that cannot be terminated by the Company on less than 90 days’ notice without a monetary penalty;

(ii)            each Contract to which the Company or any of its Subsidiaries is a party that by its terms requires aggregate payments by the Company or any of its Subsidiaries of more than $2,000,000 over the remaining term of such Contract and that cannot be terminated by the Company on less than 90 days’ notice without a monetary penalty;

(iii)            any partnership, joint venture, strategic alliance or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or strategic alliance that is material to the Company and its Subsidiaries;

(iv)            any Contract entered into in connection with an acquisition or disposition by the Company or its Subsidiaries involving consideration in excess of $1,000,000 of any Person or other business organization, division or business of any Person (whether by merger or consolidation, by the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(v)            any Contract with outstanding obligations for the sale or purchase of personal property or fixed assets having a value individually in excess of $1,000,000, other than sales or purchases in the ordinary course of business and sales of obsolete equipment;

(vi)            any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(vii)            to the Knowledge of the Company, any Contract materially limiting the freedom or right of the Company or its Subsidiaries to compete with or solicit any other Person in any location or line of business (other than non-solicitation obligations with respect to the solicitation of individuals employed by a Person other than the Company or its Subsidiaries);

(viii)            to the Knowledge of the Company, any Contract that grants to another Person any rights of first refusal or rights of first offer or similar rights with respect to a sale of the Company or any material portion of its assets;

(ix)            to the Knowledge of the Company, any Contract that contains provisions that (A) expressly limit in any material respect either the type of business in which the Company or its Subsidiaries (or after the Effective Time, Parent, its affiliates or any of its or their Subsidiaries) may engage in or the manner or locations in which any of them may so engage in, (B) grants “most favored nation” status that, following the Effective Time, would apply to Parent, its affiliates or any of its or their Subsidiaries or (C) expressly prohibits or limits the rights of the Company or any of its Subsidiaries (or after the Effective Time, Parent, its affiliates or any of its or their Subsidiaries) to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets;

(x)            any Contract pursuant to which the Company or any of its Subsidiaries has agreed to provide any third party with access to source code for any material Software Products included in the Intellectual Property of the Company, or to provide for such source code to be placed in escrow for a similar arrangement for the benefit of a third party (including upon the occurrence of specified events);

(xi)            any Contract with the Company’s or its Subsidiaries’ top ten suppliers (measured by dollar volume of purchases of the Company or its Subsidiary during the 12 months ended December 31, 2023);

(xii)            any Contract with the Company’s or its Subsidiaries’ top ten customers (measured by volume of spending by the customer during the 12 months ended December 31, 2023);

(xiii)            any Lease Agreements;

(xiv)            any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries or any Person beneficially owning 5.00% or more of the outstanding shares of the Company Common Stock or any of their respective Affiliates, on the other hand; and

(xv)            any Contracts of the type described in clause (vii), (viii) and (ix) above (without regard to the Knowledge of the Company with respect thereto) not set forth in Section 3.16(a) of the Company Disclosure Schedule or filed as an exhibit to the Company SEC Documents that would, individually or in the aggregate, have a Company Material Adverse Effect.

(b)            Except as has not been and would not reasonably be expected to be material to the Company and its Subsidiaries: (i) each Contract set forth or required to be set forth in Section 3.16(a) of the Company Disclosure Schedule or filed or required to be filed as an exhibit to the Company SEC Documents (the “Company Material Contracts”) is valid and binding on the Company or its applicable Subsidiary and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable by the Company or the applicable Subsidiary in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a Proceeding at law or in equity), (ii) the Company, or the applicable Subsidiary, has performed all obligations required to be performed by it under each Company Material Contract, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no event has occurred or circumstance exists which (with or without notice or lapse of time, or both) would constitute a breach or default thereunder, and (iii) since January 1, 2021 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential breach or violation of, default under, or failure to comply with, any term or requirement of any Company Material Contract, or any written notice of revocation, cancellation or termination of any Company Material Contract.

3.17            Intellectual Property; IT Assets.

(a)            Section 3.17(a) of the Company Disclosure Schedule sets forth a list of all of the following that are material to the Company: (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Intellectual Property”) together with the assignment status (if applicable) and the jurisdictions in which any such Company Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of the registered owner or applicant, as applicable. With respect to each item of Company Registered Intellectual Property, (i) either the Company or one of its Subsidiaries is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), (ii) such item is subsisting, has not been abandoned or cancelled, and all necessary fees and filings with respect to any Registered Intellectual Property have been timely submitted to the relevant Governmental Entities and domain name registrars to maintain such Company Registered Intellectual Property in full force and effect, and (iii) no Proceeding is pending or, to Knowledge of the Company, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item.

(b)            To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Owned Intellectual Property.

(c)            The Company and its Subsidiaries maintain policies, programs and procedures designed to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse and, since January 1, 2021 are operating in material compliance with such policies programs and procedures. The Company and its Subsidiaries maintain reasonable controls for all material IT Assets that are intended to protect the IT Assets against attacks (including virus, worm and denial-of-service attacks), unauthorized access, loss, or other misuse, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures, business continuity procedures and encryption technology. To the Knowledge of the Company, during the past twenty-four months, the IT Assets have not suffered any material failures, breakdowns, chronic substandard performance, or any other adverse events affecting any such IT Assets that, in each case, have caused any substantial disruption of or interruption in or to the use of such IT Assets. To the Knowledge of the Company, during the past 24 months there have not been any unauthorized access or use of any Sensitive Data stored thereon or transmitted thereby, except as has not been, and would not reasonably be expected to be material to the Company and its Subsidiaries. Except as has not been, and would not be reasonably expected to be material to the Company and its Subsidiaries, the Company has remedied in all material respects, or has implemented a plan of remediation for, any material privacy or data security issues identified in any privacy or data security audits of the business (including third-Person audits of IT Assets). To the Knowledge of the Company, the IT Assets: (i) operate in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries, (ii) have operated without material defect, unavailability, virus, malware or error, and have not materially malfunctioned or failed since January 1, 2021, and (iii) are sufficient for the current operation of the Company and its Subsidiaries.

(d)            The Company and its Subsidiaries have implemented and maintain, and have used commercially reasonable efforts to ensure that all providers of information technology services to the Company or its Subsidiaries that involve or relate to the collection, storage, processing or transmission of sensitive information, including Personal Data and Protected Health Information (“IT Providers”), have implemented and maintain: (i) commercially reasonable administrative, technical and physical safeguards designed to prevent the loss, alteration, or destruction of, or unauthorized access to or disclosure of, Personal Data and Protected Health Information and (ii) an information security plan that is designed to (A) identify material internal and external risks to the security of the Sensitive Data, including Personal Data or Protected Health Information, maintained by, or provided to, the Company; (B) implement, monitor and provide adequate and effective administrative, electronic (including technical safeguards, such as 128 bit encryption for all data at rest) and physical safeguards to control such risks; and (C) maintain notification procedures in compliance in all material respects with applicable Laws in the case of any breach of security with respect to sensitive information, including Personal Data and Protected Health Information.

(e)            Since January 1, 2021, no IT Provider has informed the Company that the IT Provider has experienced any breach of security with respect to any Personal Data or Protected Health Information in the possession, custody or control of such IT Provider which was provided to the IT Provider by the Company.

(f)            The Company and its Subsidiaries have had in place since January 1, 2021, policies (including a privacy policy), rules, and procedures (the “Privacy Policy”) regarding the Company’s and its Subsidiaries’ collection, use, processing, disclosure, disposal, dissemination, storage and protection of customers’ Personal Data. The Company and its Subsidiaries have materially complied with the then applicable Privacy Policy and all applicable Laws relating to the collection, use, storage and transfer of Personal Data. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not violate any such Privacy Policies and the Company has provided Parent true, correct and complete copies of such current Privacy Policies.

(g)            Except as would not, individually or in the aggregate, be reasonably expected to be material to the Company and its Subsidiaries, no Proceedings are pending or, to the Knowledge of the Company, threatened in writing against the Company and/or its Subsidiaries relating to the collection, use, dissemination, storage and protection of Personal Data.

(h)            Except as set forth in Section 3.17(h) of the Company Disclosure Schedule, none of the tangible embodiments of the Company Owned Intellectual Property (including Software Programs) is currently or was in the past distributed by the Company or any Subsidiary with any Public Software in a manner that requires that any of the Company Owned Intellectual Property (in whole or in part) or any tangible embodiments thereof be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered.

(i)            The Company and its Subsidiaries are in actual possession and control of the source code of the software within the Company Owned Intellectual Property and all documentation, specifications and know-how related thereto. Except as set forth in Section 3.17(i) of the Company Disclosure Schedule, no Person other than the Company and the Subsidiaries and their employees and contractors (i) has a right to access or possess any source code of the software within the Company Owned Intellectual Property or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions.

3.18            Broker’s Fees. Except for the Company’s obligations to William Blair & Company, L.L.C., neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

3.19            Opinion of Financial Advisor. William Blair & Company, L.L.C., the Company’s independent financial advisor, has delivered to the Company Board its opinion (the “Fairness Opinion”) in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the assumptions, limitations, qualifications, and other matters set forth therein, the Company Share Offer Price and the consideration to be received by the holders of Company Shares (other than holders of Excluded Shares) in the Merger pursuant to this Agreement is fair from a financial point of view to such holders. A true, complete and correct copy of the Fairness Opinion has been delivered to Parent on a non-reliance basis and for informational purposes only. As of the date of this Agreement, such Fairness Opinion has not been withdrawn, revoked, or modified.

3.20            Insurance. Except as would not reasonably be expected to be material to the Company and its Subsidiaries: (a) the Company and its Subsidiaries maintain insurance of a scope and coverage as is sufficient to comply with applicable Law and in accordance with standard industry practices, and (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, and all premiums due and payable thereon have been paid and (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy or has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a breach or default or permit termination or modification of any of the insurance policies. Since January 1, 2022, neither the Company nor any of its Subsidiaries has received any written notice of cancellation, invalidation or termination or, as of the date of this Agreement, denial of coverage, rejection of a material claim or material adjustment in the amount of the premiums payable under any material insurance policy maintained by the Company or any of its Subsidiaries.

3.21            Compliance with Privacy Laws, Privacy Policies and Certain Contracts. Except as set forth in Section 3.21 of the Company Disclosure Schedule:

(a)            the Company’s, the Company’s Subsidiaries’ and, to the Knowledge of the Company, their respective officers, directors, managers and employees’ receipt, collection, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal and security of Personal Data has complied and complies, in each case in all material respects, with (i) all applicable Privacy Laws, (ii) any Contracts to which the Company or any Company Subsidiary is a party, (iii) to the extent applicable, PCI DSS, and (iv) all consents and authorizations obtained by the Company or Company Subsidiary in relation to Personal Data in the Company or the Company Subsidiary’s possession or under their control. The Company and the Company’s Subsidiaries have all material consents and authorizations required by applicable Privacy Laws to receive, access, use and disclose the Personal Data in the Company’s possession or under their control in connection with the operation of the Company’s and its Subsidiaries’ businesses. The Company and the Company’s Subsidiaries have posted or otherwise made available, in accordance with, and to the extent required by, Privacy Laws, privacy policies governing its use of Personal Data on its websites provided by the Company and Company Subsidiaries, and has complied at all times since January 1, 2021 in all material respects with such privacy policies and all former published privacy policies.

(b)            there are no Orders or actions pending (including any investigation, audit, or inquiry) threatened in writing or, to the Knowledge of the Company, otherwise threatened against the Company nor any of the Company’s Subsidiaries by any Person or by or before any Governmental Entity for: (i) a material violation of any Privacy Laws; or (ii) any alleged material data security breach.

(c)            since January 1, 2021, to the Knowledge of the Company, there has been no material: (A) loss, (B) damage or unauthorized access, (C) use, (D) disclosure or modification or (E) breach of security of any IT Asset, or unauthorized access, use, acquisition or disclosure of any Personal Data, owned, used, stored, received or controlled by or on behalf of the Company or any of its Subsidiaries, including any unauthorized access, use or disclosure of Personal Data or Protected Health Information maintained by or on behalf of the Company or any of its Subsidiaries (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company or any of its Subsidiaries) that would constitute a breach for which notification to individuals or Governmental Entities is required under any applicable Privacy Laws or Contracts to which the Company or any of its Subsidiaries is a party.

(d)            since January 1, 2021, no Person, including any Governmental Entity, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company or any of its Subsidiaries.

(e)            to the extent applicable, the Company and each of its Subsidiaries has entered into a business associate agreement with the applicable third party in each instance where the Company or its Subsidiaries (as the case may be) (i) acts as a HIPAA business associate to that third party or (ii) discloses protected health information (as defined in 45 C.F.R. § 160.103) to that third party, in each case, as required by, and in material conformity with, applicable Privacy Laws and the applicable Contracts to which the Company or any Company Subsidiary is a party.

(f)            the Company and each of its Subsidiaries maintains a training program (in accordance with standard industry practices) with respect to compliance with all applicable Privacy Laws material to the business of the Company and each Subsidiary and, to the extent applicable, the PCI DSS for all employees of the Company and each of its Subsidiaries who have access to Personal Data.

(g)            the Company and each of its Subsidiaries have adopted all material written policies and procedures required by Privacy Laws that apply to the Company and each Subsidiary with respect to the processing of payment card information (to the extent applicable) and the collection, disclosure, use, storage, security and transfer of Personal Data gathered or accessed in the course of the operations of the Company and each Subsidiary, and those policies and procedures are designed to comply with applicable Privacy Laws in all material respects.

(h)            the Company and each of its Subsidiaries have implemented and maintain a written information security plan that (i) identifies internal and external risks to the security of any proprietary or confidential information in its possession, including Personal Data; (ii) identifies measures designed to monitor and protect Personal Data and all IT Assets against any unauthorized use, access, interruption, modification or corruption and in conformance in all material respects with Privacy Laws; (iii) implements, monitors, and maintains commercially reasonable administrative, technical, and physical safeguards and (iv) maintains an incident response and notification procedures in material compliance with applicable Privacy Laws and designed to protect Personal Data from unauthorized access, use, disclosure, processing or other misuse. The Company and each of its Subsidiaries take, and have taken, commercially reasonable steps to direct third parties authorized to process Personal Data on behalf of the Company and each of its Subsidiaries to protect the confidentiality and security of all disclosed Personal Data.

(i)            the Company and each of its Subsidiaries has identified, documented, investigated, contained and eradicated each material security incident related to Personal Data or other confidential data of the Company and each of its Subsidiaries or a customer of the Company or its Subsidiary transmitted, processed, maintained, stored or otherwise available on or through any Company or each Subsidiary’s IT Assets; and.

(j)            the Company and each of its Subsidiaries have performed periodic security risk assessments that materially meets: (i) any applicable requirements to perform security assessments under any Privacy Law and (ii) any obligations to perform security assessments set forth in any Contracts to which the Company or its Subsidiary is party (collectively, the “Security Risk Assessment”). The Company and each of its Subsidiaries has addressed and either fully remediated or is in the process of remediating all high and critical threats and deficiencies identified in every Security Risk Assessment performed.

3.22            Compliance with Health Care Laws and Certain Contracts. Except as set forth on Section 3.22 of the Company Disclosure Schedule:

(a)            the Company and its Subsidiaries, including the conduct of their respective businesses, are and have been at all times since January 1, 2019 in compliance with applicable Health Care Laws in all material respects;

(b)            since January 1, 2019, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, representative or agent of the Company or any of its Subsidiaries (acting in the capacity of a director, officer, employee representative, or agent of such entity): (i) has been charged in or identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, any investigation, audit or inquiry by any Person or Governmental Entity under any Health Care Law; (ii) has received any Form FDA 483, warning letter, notice of violations, or other written administrative, regulatory or enforcement notice from the FDA or any other Governmental Entity; or (iii) to the Knowledge of the Company, is currently under investigation or review with respect to any suspected or actual material violation of any Health Care Law;

(c)            neither the Company nor any of its Subsidiaries is a party to or has any ongoing reporting obligations pursuant to or under any Order by any applicable Governmental Entity (including, for the avoidance of doubt, any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order or other similar agreements) and, to the Knowledge of the Company, no such Order is currently contemplated, proposed or pending;

(d)            the Company and its Subsidiaries have not, nor has any director, officer, employee, representative, or agent of the Company and its Subsidiaries (acting in the capacity of a director, officer, employee, representative, or agent of such entity) been: (i) debarred under 21 U.S.C. § 335a or any similar applicable Law; (ii) excluded under 42 U.S.C. §§ 1320a-7 or 1320a-7a or any similar applicable Law, including persons identified on the U.S. Health and Human Services - Office of Inspector General List of Excluded Individuals/Entities; (iii) suspended or otherwise declared ineligible for U.S. or non-U.S. federal, state, provincial, local or other healthcare program participation, including persons identified on the General Services Administration’s List of Parties Excluded from Federal Programs; (iv) convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment, exclusion or suspension as described in the foregoing clauses (i), (ii) or (iii); (v) disqualified as a clinical investigator by the FDA or any other Governmental Entity; or (vi) convicted of any offense related to any U.S. or non-U.S. federal, state, local, or other healthcare program; and

(e)            the Company has made available to Parent complete and accurate copies of (i) all written material correspondence between the Company or any of its Subsidiaries and any Governmental Entity, including meeting minutes and records of material contracts, in each case since January 1, 2019, and (ii) all documents in the possession of the Company and its Subsidiaries related to inspections by any Governmental Entity. The Company has a complete documentary record of all documents described in clauses (i) and (ii) of this section, except as have not had, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries.

3.23            Related Party Transactions. None of the Company Stockholders nor any of their Affiliates own or have any rights in or to any of the assets, properties or rights used by the Company or any of its Subsidiaries.

3.24            No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3 or the Company Disclosure Schedule, none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective affiliates or Representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, except in the case of Fraud in the making of the representations and warranties of the Company as set forth in this Agreement, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3 or the Company Disclosure Schedule.

Article 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1           Corporate Organization. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.2           Authority, Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party. Except for the adoption and approval of this Agreement by Parent as the sole stockholder of Merger Sub (which will be obtained immediately after execution and delivery of this Agreement pursuant to Section 5.16), the execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of its obligations herein and the consummation by Parent and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes (other than the adoption and approval of this Agreement by Parent as the sole stockholder of Merger Sub (which will be obtained immediately after execution and delivery of this Agreement pursuant to Section 5.16 hereof)) are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as may be limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a Proceeding at law or in equity).

4.3            No Conflicts.

(a)            None of the execution and delivery of this Agreement by Parent and Merger Sub, the making of the Offer, the acceptance for payment or payment for Company Shares pursuant to the Offer, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach or violation of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any property or asset of Parent or any Parent Subsidiary, including Merger Sub, pursuant to, any Contract or Permit to which Parent or any Parent Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Parent Material Adverse Effect.

(b)            Assuming the accuracy of the representations and warranties of the Company in Section 3.4, none of the execution and delivery of this Agreement by Parent and Merger Sub, the acceptance for payment or payment for Company Shares pursuant to the Offer, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will require any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, except (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of Nasdaq, (ii) the filing and effectiveness of the Certificate of Merger as required by the DGCL and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings, registrations or notifications would not reasonably be expected to have a Parent Material Adverse Effect.

4.4            Litigation. There are no Proceedings pending, or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or any of their respective assets or properties or any of the officers or directors of Parent or any Parent Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary, nor any of their respective assets or properties is or are subject to any Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.5            Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9 (and any amendment or supplement thereto) will, when filed with the SEC, when distributed or disseminated to the to the stockholders of the Company, and at the Expiration Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub to such portions of the Schedule 14D-9 that relate expressly to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein). The Offer Documents (and any amendment or supplement thereto), will not, when filed with the SEC, at the time of distribution or dissemination thereof to the stockholders of the Company, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (except that make no representation or warranty is made by Parent or Merger Sub with respect to such portions of the Offer Documents that relate expressly to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein). The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

4.6            Ownership of Company Capital Stock. None of Parent, Merger Sub or any Parent Subsidiary beneficially owns any Company Shares as of the date hereof. Neither Parent nor Merger Sub is, nor at any time since January 1, 2021 has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.7            Available Funds. Parent and Merger Sub have and, at Closing, shall have, sufficient cash, available lines of credit or other sources of immediately available funds (including funds held by the Company) to permit Parent and Merger Sub to perform all of their obligations under this Agreement and to consummate the Offer and the Merger.

4.8            Ownership of Merger Sub. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Offer and the Merger and has not prior to the date hereof engaged in any business or other activities and has no properties, assets, obligations or liabilities of any nature, in each case other than those incident to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby.

4.9            Brokers. Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors on behalf of Parent or such Parent Subsidiary has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

4.10          Disclaimer of Reliance. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any other Person has made or is making, and Parent and Merger Sub expressly disclaim reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, other than those expressly set forth in Article 3. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospects that may have been made available to them or any of their Representatives (including in any electronic data room, management presentations or other format) in connection with the Offer, the Merger or the other transactions contemplated by this Agreement.

4.11         No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article 4, none of Parent, Merger Sub, any of their respective affiliates or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty (and there is and has been no reliance by the Company or any of its affiliates or Representatives on any such representation or warranty) with respect to Parent, Merger Sub, any other Parent Subsidiary or their respective businesses or with respect to any other information provided, or made available, to the Company or its Representatives or affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, and except in the case of Fraud in the making of the representations and warranties of Parent and Merger Sub as set forth in this Agreement, none of Parent, Merger Sub or any other Person will have or be subject to any liability or other obligation to the Company or its Representatives or affiliates or any other Person resulting from the Company’s or its Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to the Company or its Representatives or affiliates, including any information made available in management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Company or its Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 4.

Article 5 COVENANTS

5.1            Conduct of Business by the Company Pending the Closing. Except (i) as set forth in Section 5.1 of the Company Disclosure Schedule, or (ii) as otherwise expressly required by any other provision of this Agreement, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company will, and will cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business in a manner consistent with past practice and (y) use its commercially reasonable efforts to (A) keep available the services of the current officers, employees and consultants of the Company and each of its Subsidiaries and to preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations and (B) maintain and preserve intact its current material operations and material assets. Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, or as otherwise expressly required by any other provision of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, directly or indirectly, take any of the following actions without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)           amend its certificate of incorporation or bylaws or equivalent organizational documents (including by merger, consolidation or otherwise);

(b)           issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its Subsidiaries, other than the issuance of Company Shares upon the exercise of Company Stock Options and settlement of Company RSUs outstanding as of the date hereof in accordance with their existing terms;

(c)           sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets of the Company or any of its Subsidiaries (other than Intellectual Property), except (i) sales of inventory and licensing of technology in the ordinary course of business, (ii) pursuant to the express terms of any Company Material Contract in effect as of the date hereof, or (iii) the sale or disposition of property or assets with a fair market value not in excess of $100,000 individually or $200,000 in the aggregate;

(d)           sell, assign, pledge, transfer, license, abandon, or otherwise dispose of any Intellectual Property of the Company or any of its Subsidiaries, except (i) the abandonment, in the ordinary course of business, of Company Owned Intellectual Property that in the Company’s reasonable business judgment is no longer used or useful in the business of the Company and its Subsidiaries and is no longer commercially practicable to maintain, and (ii) the non-exclusive licensing or sublicensing of Company Intellectual Property to affiliates, customers, distributors, and customers in the ordinary course of business;

(e)           declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests, except for dividends paid by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(f)            reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except (i) with respect to any wholly-owned Subsidiary of the Company, or (ii) the acceptance of Company Shares as payment for withholding taxes incurred in connection with the settlement of Company Stock Options and Company RSUs in accordance with past practice and the terms of the applicable Company Equity Plan and applicable award agreement(s);

(g)           merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except with respect to any wholly-owned Subsidiary of the Company;

(h)           acquire (including by merger, consolidation, or acquisition of stock or assets) any Person (or any business line or division thereof) or assets, other than acquisitions of inventory, materials and other property in the ordinary course of business;

(i)            incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money;

(j)            make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Subsidiary of the Company and other than advances of patient stipends in the ordinary course of business) in excess of $50,000 in the aggregate;

(k)           terminate, cancel or renew, or agree to any material amendment to or waiver under any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, in each case other than in the ordinary course of business;

(l)            make any capital expenditure in excess of the Company’s capital expenditure budget (which includes, without limitation, expenditures for capitalized software) as disclosed to Parent prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $200,000;

(m)          (i) increase the compensation or benefits payable or to become payable to any Service Provider, except as set forth on Section 5.1(m) of the Company Disclosure Schedule; (ii) amend any Company Benefit Plan, or establish, adopt, enter into any new arrangement that if in effect on the date hereof would be a Company Benefit Plan (in each case, for the avoidance of doubt, including, any employment, severance, change in control, retention, bonus (whether annual, transactional or otherwise), guarantee or similar agreement or arrangement), other than immaterial amendments to or new immaterial health and welfare plans adopted in the ordinary course of business, (iii) hire or, except as otherwise provided except as set forth on Section 5.1(m) of the Company Disclosure Schedule, terminate any employee of the Company or any of its Subsidiaries whose annual base salary exceeds, or would exceed, $100,000 per annum; (iv) amend: (A) any employment, consulting or severance agreement with any officer or director of the Company or any of its Subsidiaries, or (B) any employment, consulting or severance agreement with any employee of the Company or its Subsidiaries whose annual base salary exceeds, or would exceed, $100,000 per annum; (v) except as set forth on Section 5.1(m) of the Company Disclosure Schedule, pay, grant, declare, establish or accrue any cash or other bonus payment or amount to any employee (whether with respect to past, current or future performance or service period, (vi) waive or modify any restrictive covenant applicable to an employee of or in favor of the Company or any of its Subsidiaries, or (vii) take any actions prohibited by Section 5.1(m)(vii) of the Company Disclosure Schedule;

(n)           make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(o)           compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements of Proceedings (excluding Transaction Litigation) in the ordinary course of business that involve only the payment of monetary damages not in excess of $100,000 individually or $250,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(p)           except in the ordinary course of business or as required by Law, (i) make, change or revoke any material Tax election, (ii) change any of its methods of reporting income or deductions for Tax purposes (or file a request to make any such change), (iii) file any material amended Tax Return with respect to any Tax, or (iv) enter into any Tax allocation, sharing, indemnity or closing agreement with respect to a material amount of Taxes;

(q)           enter into any new line of business or materially alter any existing line of business, other than in the ordinary course of business; or

(r)            voluntarily cancel, terminate or fail to renew (in a form and amount consistent with past practice) any material insurance policies covering the Company, any of its Subsidiaries or any of their respective businesses, assets or properties.

5.2            Access to Information; Confidentiality.

(a)           From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall, and shall cause each of its Subsidiaries to: (i) provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company or any of its Subsidiaries, upon prior notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and each of its Subsidiaries and to the books and records thereof and (ii) promptly furnish such information concerning the business, properties, Contracts, assets and liabilities of the Company and each of its Subsidiaries as Parent or its Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Company reasonably believes that doing so would: (A) result in the loss of attorney-client privilege (but the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets or confidential information of third parties, or (C) breach, contravene or violate any applicable Law.

(b)           Each of Parent and Merger Sub agrees that it will not, and will cause its Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 5.2 for any competitive or other purpose unrelated to the consummation of the Offer and the Merger. The Confidentiality Agreement, dated November 13, 2023, by and between the Company and Parent (the “Confidentiality Agreement”), shall apply with respect to information furnished under this Section 5.2 by the Company, its Subsidiaries and their Representatives.

5.3           No Solicitation.

(a)           From and after the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries and Representatives to: (x) immediately cease and cause to be terminated any discussions or negotiations with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal, and (y) deliver a written notice to any such Third Party to the effect that the Company is terminating all discussions and negotiations with such Third Party with respect to any Acquisition Proposal, and requesting that such Third Party promptly return or destroy all confidential information concerning the Company and its Subsidiaries. Except as expressly permitted by this Section 5.3, from and after the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to on behalf of the Company, (x) initiate, solicit, facilitate or knowingly encourage any Acquisition Proposal or the making or submission thereof, (y) engage in, continue or otherwise participate in any discussions or negotiations with a Third Party regarding (other than to inform any Third Party of the existence of the provisions contained in this Section 5.3) an Acquisition Proposal, or (z) furnish or provide any nonpublic information in connection with, any Acquisition Proposal. Except as expressly permitted by this Section 5.3, from and after the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article 7, neither the Company Board nor any committee thereof shall (i) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal, (ii) withdraw, change, qualify, withhold or modify, or publicly propose to withdraw, change, qualify, withhold or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (iii) fail to include the Company Board Recommendation in the Schedule 14D-9, (iv) in the event a tender offer that constitutes an Acquisition Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Acquisition Proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten Business Days of such commencement, (v) approve, authorize or cause or permit the Company or any of its Subsidiaries to enter into any merger agreement, acquisition agreement, letter of intent, memorandum of understanding or other similar agreement (other than an Acceptable Confidentiality Agreement) relating to any Acquisition Proposal (a “Company Acquisition Agreement”), or (vi) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i) through (v) of this sentence, a “Change of Board Recommendation”).

(b)           Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date hereof and prior to the Acceptance Time (i) the Company has received a bona fide written Acquisition Proposal from a Third Party, (ii) the Company has not breached this Section 5.3 with respect to such Acquisition Proposal, and (iii) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, based on information then available, that such Acquisition Proposal constitutes (or could reasonably be expected to result in) a Superior Proposal and determines, after consultation with its outside legal counsel, that its failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal, its representatives and potential sources of financing pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements and (B) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that any non-public information concerning the Company or its Subsidiaries provided or made available to any Third Party shall, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub as promptly as reasonably practicable (and in no event later than 24 hours) after it is provided or made available to such Third Party. Notwithstanding anything to the contrary contained in this Agreement, the Company may contact any Person solely in order to clarify the terms and conditions of a written Acquisition Proposal made by such Person.

(c)           The Company shall promptly (and in any event within 24 hours) notify Parent in writing of the receipt of any Acquisition Proposal, which notice shall identify the Third Party making such Acquisition Proposal and include a copy of such Acquisition Proposal (or, where such Acquisition Proposal was not submitted in writing, a reasonably detailed written description of such Acquisition Proposal including its material terms and conditions). Without limiting the foregoing, the Company shall keep Parent promptly informed (and in any event within 24 hours) in all material respects of the status of, and any material communications relating to, such Acquisition Proposal (including any change in the price or other material terms thereof). The Company shall not terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person unless the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, that the Company promptly (and in any event within one Business Day) advises Parent that it is taking such action and the identity of the Persons with respect to which it is taking such action.

(d)           Notwithstanding anything to the contrary contained in Section 5.3(a), if the Company has received a bona fide written Acquisition Proposal not resulting from a breach of this Section 5.3 that the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal, the Company Board (or a duly authorized committee thereof) may at any time prior to the Acceptance Time, effect a Change of Board Recommendation with respect to such Superior Proposal, subject to the requirements of this Section 5.3(d). The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.3(d) unless:

(i)              the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to make such a Change of Board Recommendation in response to the receipt of such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law;

(ii)             the Company shall have provided to Parent at least three Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such actions, which notice shall (A) specify the basis for such Change of Board Recommendation, the identity of the Third Party making such Superior Proposal, and the material terms and conditions of such Superior Proposal, and (B) include attached a copy of the applicable Company Acquisition Agreement that is the definitive agreement for such Superior Proposal;

(iii)            during the Notice Period, if requested by Parent, the Company shall have, and shall have caused its Representatives to have, engaged in good faith negotiations with Parent and its Representatives regarding any amendments or modifications to this Agreement proposed by Parent and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and

(iv)            at the end of such Notice Period, the Company Board shall have considered in good faith any proposed amendments or modifications to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be offered by Parent (the “Proposed Changed Terms”) no later than 11:59 a.m., Delaware time, on the last day of the Notice Period and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect and that failure to make a Change of Board Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law.

In the event of any change to the price terms or any other material revision or amendment to the terms of such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.3(d) (which shall apply mutatis mutandis) with respect to such new written notice, and that in the case of such a new written notice, the Notice Period shall be two Business Days.

(e)           Notwithstanding anything to the contrary contained in Section 5.3(a), at any time prior to the Acceptance Time, in response to an Intervening Event, the Company Board may effect a Change of Board Recommendation, subject to the requirements of this Section 5.3(e). The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.3(e) unless:

(i)              the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law;

(ii)             the Company shall have provided to Parent at least five Business Days’ prior written notice of the Company’s intention to take such action, which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking such action in response to, the Intervening Event;

(iii)            during such five Business Day period, if requested by Parent, the Company shall have, and shall have caused its Representatives to have, engaged in good faith negotiations with Parent and its Representatives regarding any amendments or modifications to this Agreement that would eliminate the need for the Company Board to make such Change of Board Recommendation, if Parent, in its sole discretion, proposes to make such amendments, modification or other proposals; and

(iv)            at the end of such five Business Day period, the Company Board shall have considered in good faith any proposed amendments or modifications to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent no later than 11:59 a.m., Delaware time, on the last day of such five Business Day period, and shall have determined in good faith, after consultation with its outside legal counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event, even if such proposed amendments or modifications were to be given effect, would be inconsistent with its fiduciary duties under applicable Law.

(f)            Nothing contained in this Section 5.3 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law or breach applicable Law; provided that any Change of Board Recommendation may only be made in accordance with Sections 5.3(d) and 5.3(e). The issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act, shall not constitute a Change of Board Recommendation.

(g)           For purposes of this Agreement:

(i)              “Acquisition Proposal” means any inquiry, bid, offer or proposal from a Third Party or group concerning, in a single transaction or a series of related transactions, (A) a merger, consolidation, amalgamation, share exchange, recapitalization, liquidation, dissolution, business combination transaction or similar transaction involving the Company, (B) a sale or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of any Subsidiary of the Company) or its Subsidiaries representing 15% or more of the consolidated assets, revenue or net income of the Company and its Subsidiaries, based on the fair market value thereof as determined in good faith by the Company Board (or a duly authorized committee thereof), (C) an issuance or acquisition (including by way of merger, consolidation, business combination, tender offer or share exchange) of Equity Interests representing 15% or more of the voting power of the Company, or (D) any combination of the foregoing (in each case, other than the Offer and the Merger).

(ii)             “Intervening Event” means an event, occurrence, fact, development or change, or combination thereof, occurring or arising after the date of this Agreement that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement, other than (a) the receipt, existence or terms of an Acquisition Proposal or any inquiry, proposal, offer, or transaction from any Third Party relating to or in connection with a transaction of the nature described in the definition of “Acquisition Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof), (b) any change in the market price, or change in the trading volume, of the Company Shares, in and of itself (it being understood that the underlying causes of any such change may, if they are not otherwise excluded from this definition of “Intervening Event,” constitute, or be taken into account in determining whether there has occurred, an Intervening Event), (c) the fact that the Company meets or exceeds, or fails to meet, any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the underlying causes of any such change may, if they are not otherwise excluded from this definition of “Intervening Event,” constitute, or be taken into account in determining whether there has occurred, an Intervening Event), (d) changes generally affecting the economy, financial or securities markets, or political conditions, (e) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof, (f) acts of war, sabotage, or terrorism, or military actions, or the escalation thereof, or (g) natural disasters, or weather conditions, epidemics, pandemics, or disease outbreaks, public health emergencies, or other force majeure events.

(iii)            “Superior Proposal” means any bona fide written Acquisition Proposal (except the references therein to “15% or more” shall be replaced by “more than 50%”) that did not result from a violation of Section 5.3 that the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and, if consummated, would be more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Offer and the Merger after taking into account (i) all financial considerations, (ii) the identity of the Third Party making such proposal, (iii) the conditionality (including any financing condition or the reliability of any debt or equity funding commitments), timing and likelihood of consummation of such proposal, (iv) the other terms and conditions of such proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such proposal deemed relevant by the Company Board (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition), and (v) any Proposed Changed Terms.

5.4            Appropriate Action; Consents; Filings.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Offer, the Merger and the other Transactions contemplated by this Agreement as promptly as practicable, including using reasonable best efforts to accomplish the following: (i) obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any Contract to which the Company or Parent or any of their respective Subsidiaries is party or by which such Person or any of their respective properties or assets may be bound (provided, that the Company shall not pay or agree to pay any material consent fees or other material payments requested by any such third parties without the written consent of Parent, not to be unreasonably withheld, conditioned or delayed), (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including, without limitation, those in connection with applicable Competition Laws), make all necessary registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Proceeding by, any Governmental Entity (including, without limitation, in connection with applicable Competition Laws), (iii)  resist, contest or defend any Proceeding (including administrative or judicial Proceedings) challenging the Offer, the Merger or the completion of the Transactions, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Transactions, and (iv) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement. Each of the parties shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer, the Merger and the Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other written substantive communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each of the Company and Parent shall, and shall cause their respective affiliates to, make or cause to be made all filings required under any applicable Competition Laws with respect to the Transactions as promptly as practicable.

(b)           Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Entity, except as otherwise approved by Parent in its sole discretion, neither Parent nor any of its Subsidiaries or affiliates shall be required, nor shall the Company or any of its Subsidiaries be permitted, to sell, hold separate or otherwise dispose of any of their respective assets or businesses, conduct their business in a specified manner, agree to any of the foregoing, or enter into or agree to enter into a voting trust agreement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to, any assets of Parent or the Company or their respective Subsidiaries.

(c)           Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Offer and the Merger.

5.5            Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or Nasdaq (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that would prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions set forth in this Agreement being incapable of satisfaction. Any such notice pursuant to this Section 5.5 shall not affect any representation, warranty, covenant or agreement contained in this Agreement and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in this Agreement have been satisfied or give rise to any right of termination set forth in Article 7.

5.6            Public Announcements. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not issue any press release or make any public statement with respect to the Offer, the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, or (b) with respect to any press release or other public statement by the Company permitted by Section 5.3. The press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent. The Company shall (i) file a current report on Form 8-K with the SEC attaching its press release and copy of this Agreement as exhibits and (ii) file a pre-commencement communication on Schedule 14D-9 with the SEC attaching its press release. Parent and Merger Sub shall file a pre-commencement communication on Schedule TO with the SEC attaching the press release.

5.7            Employee Benefit Matters.

(a)           From and after the Effective Time and for the period of six months following the Closing, Parent shall provide or cause the Parent Subsidiaries (including the Surviving Corporation) to provide to each employee of the Company and its Subsidiaries immediately prior to the Effective Time (other than officers of the Company or any of its Subsidiaries) who remains employed by Parent or the Parent Subsidiaries (including the Surviving Corporation) following the Effective Time (each a “Continuing Employee”) base compensation that is not less favorable than the base compensation provided to such Continuing Employee immediately prior to the Effective Time, retirement and health and welfare benefits that are substantially comparable, in the aggregate, to those provided to such Continuing Employee by the Company or its Subsidiary, as applicable, as of immediately prior to the Effective Time or, at Parent’s election if greater, the employee benefits provided to similarly situated new hires of Parent of its Affiliates.

(b)           With respect to benefit plans (including any vacation and paid time-off plans) maintained by Parent or any of the Parent Subsidiaries (including the Surviving Corporation), for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with the Company or any of its Subsidiaries shall be treated as service with Parent or any of the Parent Subsidiaries (including the Surviving Corporation) where length of service is relevant, in any case, to the same extent as such Continuing Employee was entitled prior to the Effective Time under any similar Company Benefit Plan; provided, however, that such service need not be recognized or credited (i) to the extent that such recognition would result in any duplication of coverage or benefits, or (ii) with respect to a newly established plan for which prior service is not taken into account.

(c)           Parent shall, or shall cause the Parent Subsidiaries (including the Surviving Corporation) to take commercially reasonable best efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of the Parent Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Parent Subsidiaries (including the Surviving Corporation) to take reasonable best efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

(d)           Without limiting the generality of Section 8.10, the provisions of this Section 5.7 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.7 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective affiliates to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective affiliates to continue any Company Benefit Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing; or (iii) amend any Company Benefit Plans or other employee benefit plans, programs or Contracts.

(e)           Parent hereby acknowledges that the consummation of the Merger and the other transactions contemplated hereby will constitute a “change in control” or “change of control” (or other similar phrase) for purposes of each Company Benefit Plan. From and after the Closing, Parent shall, and shall cause the Parent Subsidiaries (including the Surviving Corporation) to: (i) be bound by, honor and comply with the terms of each employment, severance and change in control plan, policy and agreement and other Company Benefit Plan listed in Section 5.7(e) of the Company Disclosure Schedule, and to not amend, modify or terminate any such severance and change in control plans, policies, or agreements for a period of 19 months following the Closing for those employees who are employed by the Company as of the Effective Time, and (ii) with respect to each of the Company’s annual and long-term cash-based incentive plans as set forth in Section 5.7(e) of the Company Disclosure Schedule, take such actions as set forth on Section 5.7(e) of the Company Disclosure Schedule.

(f)           Upon Parent’s written notice to the Company, which shall be provided no later than five Business Days prior to the Closing Date, the Company shall take all actions that may be necessary or appropriate to terminate (or terminate participation in) as of the day immediately preceding the earlier of the Acceptance Time or the Closing Date, each Company Benefit Plan that contains a Code Section 401(k) feature; provided, however, that such termination (or termination of participation) may be made contingent upon the Closing (the “Company 401(k) Plan Termination”). All resolutions or notices adopted or executed in connection with the Company 401(k) Plan Termination shall be subject to Parent’s prior review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). The Company shall provide Parent with evidence that the Company 401(k) Plan Termination has occurred timely.

(g)           The Company shall take all actions that may be necessary or appropriate to implement the provisions of Section VI (Parachute Payments) of the Company’s Amended and Restated Executive Severance Policy, as in effect immediately prior to the Effective Time (the “Executive Severance Policy”), in order to address the effects, if any, of the Transactions under Sections 280G and 4999 of the Code in accordance with and subject to, the terms and conditions of the Executive Severance Policy, including by taking commercially reasonable best efforts to cause the determinations, valuations and other actions required of the Independent Advisors (as defined in the Executive Severance Policy) pursuant to Section VI.B of the Executive Severance Policy to be completed on or prior to the Closing Date.

5.8            Indemnification.

(a)           From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, and shall advance expenses as incurred (provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification for such matter), to the extent provided in (i) the Company Charter, the Company Bylaws or similar organization documents of any Subsidiary of the Company in effect as of the date of this Agreement and (ii) any indemnification Contract of the Company or any of its Subsidiaries in effect as of the date of this Agreement listed on Section 5.8 of the Company Disclosure Schedule, each present and former director and officer of the Company and its Subsidiaries and each of their respective employees who serves as a fiduciary of a Company Benefit Plan (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission by such Indemnitee relating to their position with the Company or its Subsidiaries occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

(b)           All rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of an Indemnitee as provided in (i) the Company Charter, the Company Bylaws or similar organization documents of any Subsidiary of the Company in effect as of the date of this Agreement and (ii) any indemnification Contract of the Company or any of its Subsidiaries in effect as of the date of this Agreement and listed on Section 5.8 of the Company Disclosure Schedule shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of an Indemnitee as provided in (i) the Company Charter, the Company Bylaws or similar organizational documents of any Subsidiary of the Company in effect as of the date of this Agreement and (ii) any indemnification Contract of the Company or its Subsidiaries in effect as of the date of this Agreement listed on Section 5.8 of the Company Disclosure Schedule and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were Indemnitees; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding or claim.

(c)           Concurrently with the execution of this Agreement, the Company is obtaining a binder for a prepaid “tail” policy for the Company’s existing directors’ and officers’ liability insurance and fiduciary liability insurance for events occurring prior to the Closing Date, including in respect of this Agreement and the Transactions, with the premium costs and coverage limits set forth on Section 5.8 of the Company Disclosure Schedule, to be paid for and to become effective at the Effective Time and for the benefit of those persons who are directors and officers of the Company as of the date of this Agreement and as of the Closing Date (the “D&O Insurance Tail Policy”), with such D&O Insurance Tail to provide such coverage for an aggregate period of six years. Parent shall cause such “tail” insurance policy to be maintained in full force and effect, for its full term, and cause the Surviving Corporation to honor all obligations thereunder.

(d)           In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.8.

(e)           The provisions of this Section 5.8 shall survive the Closing, and are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organizational documents in effect as of the date of this Agreement or in any indemnification Contract of the Company or its Subsidiaries in effect as of the date of this Agreement listed on Section 5.8 of the Company Disclosure Schedule. From and after the Effective Time, the obligations of Parent under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

(f)           Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification provided for in this Section 5.8 is not in priority to or in substitution for any such claims under such policies.

5.9           Parent Agreements Concerning Merger Sub. Parent shall take all actions necessary or advisable (including, without limitation, providing all necessary financing) to cause Merger Sub to duly and timely perform its covenants, agreements and obligations under this Agreement in accordance with the terms hereof.

5.10         Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Offer, the Merger or any other transaction contemplated by this Agreement or the Tender and Support Agreements, then the Company and the Company Board shall take all action reasonably available to it to render such Law inapplicable to the foregoing.

5.11         Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by this Agreement and any other dispositions of Company Shares (including derivative securities with respect to Company Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12         Regulatory Matters. The Company and Parent shall cooperate in good faith to develop the strategy and process by which the parties will communicate with all Governmental Entities regarding any steps to ensure compliance with applicable Health Care Laws (collectively, the “Regulatory Matters”). To the extent permitted by applicable Law, the Company shall (a) give Parent prompt notice upon obtaining knowledge of any written request, inquiry or communication from or by the FDA in connection with any such Regulatory Matters, (b) keep Parent reasonably informed in a timely manner as to the status of any such request, inquiry or communication, and (c) permit Parent to review any material communication delivered to, and consult with Parent in advance of any meeting or conference with, the FDA relating to such Regulatory Matters. The Company will consult and cooperate with Parent, and consider in good faith the reasonable views of Parent, in connection with, and provide to Parent in advance, any responses, materials, analyses, presentations, memoranda, or proposals to be made or submitted to the FDA in connection with the Regulatory Matters.

5.13         Rule 14d-10(d) Matters. The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans (collectively, the “Arrangements”), to certain holders of Company Shares and holders of Company Stock Awards. The Compensation Committee of the Company Board of Directors (the “Company Compensation Committee”) (a) at a meeting to be held prior to the Acceptance Time, will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (i) each Arrangement presented to the Company Compensation Committee on or prior to the date hereof, (ii) the treatment of the Company Stock Awards, as applicable, in accordance with the terms set forth in this Agreement, and (iii) the terms of Section 5.7 and Section 5.8, and (b) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. Each member of the Company Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

5.14         Stockholder Litigation. The Company shall notify Parent promptly of the commencement of, and promptly advise Parent of any material developments with respect to, any stockholder litigation brought or threatened in writing against the Company or its directors or officers relating to the Transactions (“Transaction Litigation”), including, without limitation, any action to perfect or enforce rights of holders of Dissenting Shares pursuant to Section 262 of the DGCL, and shall keep Parent reasonably and promptly informed with respect to the status thereof. The Company shall be entitled to direct and control the defense of any such stockholder litigation; provided, however, the Company shall give Parent the right to consult and participate in the defense, negotiation or settlement of any Transaction Litigation and the Company shall give reasonable and good faith consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not and shall not permit any of its Representatives to, settle any Transaction Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

5.15         Stock Exchange Delisting. The Surviving Corporation shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time and, prior to the Effective Time, the Company shall reasonably cooperate with Parent with respect thereto.

5.16         Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement by the Parties, Parent, as sole stockholder of Merger Sub, shall adopt and approve this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, by written consent.

Article 6 CONDITIONS TO CONSUMMATION OF THE MERGER

6.1            Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a)           Merger Sub (or Parent on Merger Sub’s behalf) shall have consummated the Offer.

(b)           The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of any Governmental Entity and there shall not be in effect any Law enacted or promulgated by any Governmental Entity that prevents or makes illegal the consummation of the Merger.

Article 7 TERMINATION, AMENDMENT AND WAIVER

7.1            Termination. This Agreement may be terminated, and the Offer, the Merger and the other transactions contemplated hereby may be abandoned, by action taken or authorized by the board of directors of the terminating party or parties:

(a)           By mutual written consent of Parent and the Company at any time prior to the Acceptance Time;

(b)           By either the Company or Parent, if the Offer (as it may have been extended pursuant to Section 1.1) expires as a result of the non-satisfaction of any Tender Offer Condition in a circumstance where Merger Sub has no further obligation to extend the Offer pursuant to Section 1.1; except that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been the primary cause of or primarily resulted in the non-satisfaction of any condition to or requirement of the Tender Offer Conditions;

(c)           By either the Company or Parent, if any Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting, (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, Company Shares pursuant to the Offer or (ii) prior to the Effective Time, the consummation of the Merger, and such Order shall have become final and non-appealable, or any Law enacted or promulgated by any Governmental Entity of competent jurisdiction is in effect that prevents or makes illegal the consummation of the Offer or the Merger; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a party if the issuance of, or failure to resolve or have vacated or lifted, such Order was primarily due to a breach by such party of any of its covenants or agreements under this Agreement, including pursuant to Section 5.4;

(d)           By either the Company or Parent if the Acceptance Time shall not have occurred on or before the Outside Date; provided that neither the Company nor Parent may terminate this Agreement pursuant to this Section 7.1(d) if it is in material breach of this Agreement and such breach has primarily caused or resulted in the failure of the Acceptance Time to have occurred prior to the Outside Date;

(e)           By Parent, if the Company Board shall have made a Change of Board Recommendation or the Company shall have breached Section 5.3 in any material respect;

(f)           By the Company in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.3;

(g)           By Parent, at any time prior to the Acceptance Time, if: (i) there has been a breach by the Company of its representations, warranties, covenants or agreements contained in this Agreement, in each case, such that any condition to the Offer contained in paragraphs (c)(ii) or (c)(iii) of Annex I is not reasonably capable of being satisfied, Parent shall have delivered to the Company written notice of such breach, and (ii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in paragraphs (c)(ii) or (c)(iii) of Annex I prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if Parent or Merger Sub is then in material breach of its representations, warranties, covenants or agreements contained in this Agreement; or

(h)           By the Company, at any time prior to the Acceptance Time, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the Company shall have delivered to Parent written notice of such breach, and (iii) such breach is not capable of cure prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if the Company is then in material breach of its representations, warranties, covenants or agreements contained in this Agreement.

7.2           Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, this Agreement shall forthwith become void and have no further force and effect (other than the Section 7.2, Section 7.3, and Article 8, each of which shall survive termination of this Agreement); provided, that, nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of (i) Fraud in the making of the applicable representations and warranties set forth herein or (ii) a willful and material breach of any representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination.

7.3           Termination Fee.

(a)           The parties agree that if this Agreement is terminated by Parent pursuant to Section 7.1(e) or by the Company pursuant to Section 7.1(f), then the Company shall pay to Parent concurrently with such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, the Termination Fee. The “Termination Fee” means $1,400,000.

(b)           The parties agree that if (x) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b) or Section 7.1(d), (y) an Acquisition Proposal has been announced publicly or made to the Company after the date hereof and not withdrawn prior to such termination, and (z) the Company consummates an Acquisition Proposal within twelve months after such termination or enters into an agreement for an Acquisition Proposal within twelve months after such termination that is later consummated, then the Company shall pay the Company Termination Fee to Parent immediately prior to the consummation of such Acquisition Proposal. For purposes of this Section 7.3(b) only, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(g)(i), except that the references to “15%” shall be deemed to be references to “50.1%”.

(c)           All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent, or in the absence of such designation, an account established for the sole benefit of Parent.

(d)           Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions contemplated by this Agreement and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if the Company fails to pay the Termination Fee when due, and, in order to obtain such payment, Parent commences a Proceeding that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent, together with the Termination Fee, (i) interest on the Termination Fee from the date of termination of this Agreement at a rate per annum equal to the Prime Rate and (ii) Parent’s costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding (the “Enforcement Costs”). For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion. In the event the Termination Fee described in this Section 7.3 is paid to Parent in accordance with this Agreement, such Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub and constitute their sole and exclusive remedy against the Company and its current, former or future stockholders and Representatives for any loss suffered as a result of the failure of the Transactions to be consummated and none of the Company and its current, former or future stockholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided that nothing contained in this Agreement shall relieve any party hereto from liability for Fraud or any willful breach of this Agreement.

7.4            Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented, but only by a written agreement signed by each of the parties hereto.

7.5            Waiver. Notwithstanding anything to the contrary contained herein, at any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article 8 GENERAL PROVISIONS

8.1            Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 8.1 shall not limit any covenant or agreement of a party which by its terms expressly contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

8.2            Fees and Expenses. Subject to Section 7.2 and Section 7.3, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, that Parent shall bear the filing fees and any other fees under Competition Laws.

8.3            Notices. Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission or email (provided confirmation of facsimile transmission or delivery receipt message is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by nationally recognized overnight courier, in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice pursuant to a notice delivered in accordance with this Section 8.3):

If to Parent or Merger Sub, addressed to it at:

eMed, LLC

990 Biscayne Blvd., Suite 1501

Miami, FL 33132

Tel: (866) 955-1173

Attention: Jeffrey M. Schumm, General Counsel

Email: legal@emed.com

with a copy to (for information purposes only):

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, D.C. 20004

Tel: (202) 637-5600

Fax: (202) 637-5910

Attention: Joseph E. Gilligan; Brian C. O’Fahey

Email: joseph.gilligan@hoganlovells.com; brian.ofahey@hoganlovells.com

If to the Company, addressed to it at:

Science 37 Holdings, Inc.

800 Park Offices Drive, Suite 3606

Durham, NC 27709

Tel: (919) 749-6124; (973) 769-1043

Attention: David Coman, Christine Pellizzari

Email: david.coman@science37.com; christine.pellizzari@science37.com with a copy to (for information purposes only):

Thompson Hine LLP

39 Key Center

127 Public Square

Cleveland, OH 44114

Tel: (216) 566-8928

Fax: (216) 566-5800

Attention:	Jurgita Ashley; David A. Neuhardt
Email:	Jurgita.Ashley@thompsonhine.com
David.Neuhardt@thompsonhine.com

8.4            Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not prohibit the making of an Acquisition Proposal.

“affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Company or any of its Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Delaware or New York, New York are authorized or obligated by applicable Law to close.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Equity Plans” means, collectively, (i) the Science 37 Holdings, Inc. 2021 Incentive Award Plan, (ii) the Science 37 Holdings, Inc. 2022 Employment Inducement Incentive Award Plan, (iii) the Science 37 Holdings, Inc. 2021 Employee Stock Purchase Plan, and (iv) any individual grant agreements issued to Service Providers.

“Company Material Adverse Effect” means any change, event, condition, occurrence, state of facts, development or effect (an “Effect”) that, individually or in the aggregate: (i) has a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that adverse Effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (a), (b) and (c) of the below shall be so considered to the extent such Effect disproportionately impacts the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries: (a) changes or proposed changes in applicable Laws, GAAP or the interpretation or enforcement thereof, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interests rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or its Subsidiaries operate in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, (d) the public announcement or pendency of this Agreement and the Transactions (provided, that the exception in this clause (d) shall not apply to the representations and warranties in Section 3.4 to the extent that such representations and warranties are intended to address the consequences of the execution, delivery, and consummation of this Agreement), (e) any Transaction Litigation, (f) changes in the trading price or trading volume of Company Shares or any suspension of trading, provided that the underlying facts or circumstances giving rise or contributing to such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred or (g) any failure by the Company or any of its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts, provided that the underlying facts or circumstances giving rise or contributing to such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred, (h) any operating losses incurred by the Company and its Subsidiaries in the ordinary course of business, and any related reduction in the Company’s cash, (i) any cancellations, terminations or change orders to any Contracts (in accordance with and as permitted by such Contracts) with customers of the Company or any Subsidiary, after the date of this Agreement, due to concerns by the applicable customer regarding the efficacy or commercial viability of the subject product, changes in clinical trial protocols, supporting procedures and trial models, insufficient customer financing or customer decisions to change product development portfolios, regulatory changes, supply shortages, implementation of cost reduction efforts by the Company, undesired clinical results, insufficient patient enrollment or investigator recruitment and patient safety concerns, and in each such case, any related reduction in the Company’s cash, (j) the effect on the Company’s cash of the payment by the Company of the costs and expenses incurred in connection with this Agreement and the Transactions, or (ii) would prevent or materially impair or materially delay the consummation by the Company of the Transactions.

“Company Owned Intellectual Property” means Intellectual Property that is owned by the Company or any of its Subsidiaries.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legal commitments to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Environmental Claims” means any Proceeding or written investigation, order, demand, allegation, accusation or notice by any Person or entity alleging actual or potential violation of or liability arising out of or relating to any Environmental Laws, Environmental Permits or the presence in, or Release into, the environment of, or exposure to, any Hazardous Materials, but shall not include any claims relating to products liability.

“Environmental Laws” means any and all applicable, federal, state, provincial, local or foreign Laws, and all rules or regulations promulgated thereunder, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials in the environment.

“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest or other instrument or right the value of which is based on any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether or not incorporated) that, together with another Person, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” means the Company Shares to be cancelled pursuant to Section 2.1(b).

“Expenses” includes all expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer Documents, the Schedule 14D-9 and all other matters related to the transactions contemplated by this Agreement.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Fraud” means common law fraud as determined by the courts of the State of Delaware.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, including those standards contained in 21 C.F.R. Parts 11, 50, 54, 56 and 312 and all comparable standards of any other applicable Governmental Entity.

“Governmental Entity” means any national, multinational, supranational, federal, state, county, provincial, municipal, local or foreign government, or other political subdivision thereof, including commission or authority, and any entity (including any quasi-governmental professional boards) exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government, including any court of competent jurisdiction, any arbitral body or any administrative, regulatory (including any stock exchange) or other agency.

“Hazardous Materials” means any pollutants, chemicals, contaminants or any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous substance or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Health Care Laws” means any and all Laws of any Governmental Entity pertaining to health regulatory matters applicable to the business of the Company, including but not limited to (a) fraud and abuse (including the following Laws: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Civil False Claims Act (31 U.S.C. §§ 3729 et seq.) and the Criminal False Claims Act (18 U.S.C. § 287); the Stark Law (42. U.S.C. §1395nn); Sections 1320a-7, 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) Medicare, Medicaid, TRICARE or other governmental health care or payment program (including but not limited to Title XVIII and Title XIX of the Social Security Act); (c) HIPAA; (d) any other Law or regulation of any Governmental Entity which regulates kickbacks, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs or any other aspect of providing health care applicable to the operations of the Company; (e) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder and equivalent non-U.S. statutory and regulatory provisions; (f) the Public Health Service Act (42 U.S.C. §§ 201 et seq.) and the regulations promulgated thereunder and equivalent non-U.S. statutory and regulatory provisions; (g) the Controlled Substances Act (21 U.S.C. §§ 801 et seq.) and the regulations promulgated thereunder and equivalent non-U.S. statutory and regulatory provisions; and (h) all applicable Laws, Orders, guidance, standards, principles, and frameworks administered by the FDA and other applicable Governmental Entities, including those governing or relating to clinical trials, laboratory studies, recordkeeping, manufacturing, testing, development, shipment, and approval of drug products, including but not limited to Good Clinical Practice and FDA’s regulations at 21 C.F.R. Parts 11, 50, 54, 56, 58, 210, 211, 312, 600 and 610, each as may be amended from time to time and equivalent state, provincial, local, and non-U.S. statutory and regulatory provisions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all intellectual property rights in any jurisdiction, including all: (a) patents, patent applications, and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), and other indicia of origin, and all applications, registrations and renewals in connection therewith; (c) all copyrights (whether or not published), mask works, and industrial designs, and all applications, registrations and renewals in connection therewith; (d) intellectual property rights in Software Programs; (e) mask works and industrial designs, and all applications and registrations in connection therewith; and (f) trade secrets and other intellectual property rights in confidential and proprietary information (including any intellectual property rights in inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations of data).

“IRS” means the United States Internal Revenue Service.

“IT Assets” means all information technology systems owned, used or held for use by the Company and/or its Subsidiaries for use in its ordinary business operations, including the computer systems, Software Programs, networks and all associated hardware, firmware, equipment, interfaces, middleware and platforms, peripherals, systems, networks, information technology equipment, websites, switches, data communications lines and associated documentation and to the extent applicable, all facilities, infrastructure and workstations used or held for use by the Company and/or its Subsidiaries for use in its ordinary business operations that are integral to the functioning of the Company’s information technology systems.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge, after reasonable due inquiry, of the individuals listed in Section 8.4(a) of the Company Disclosure Schedule; and (b) when used with respect to Parent or Merger Sub, the actual knowledge after reasonable due inquiry of the Chief Executive Officer and Chief Financial Officer of Parent.

“Law” means any applicable national, provincial, state, municipal and local laws (including common law), statutes, ordinances, codes, decrees, rules, regulations or Orders of any Governmental Entity, in each case, having the force of law.

“Lien” means with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, conditional sales or other title retention agreement, easement, right of way or other title defect, restriction on transfer, covenant or option in respect of such property, equity interest or asset.

“LifeSci Merger Agreement” means the Agreement and Plan of Merger dated as of May 6, 2021 by and among the Company, LifeSci Acquisition II Corp. and LifeSci Acquisition II Merger Sub, Inc.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Order” means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Entity.

“Parent Material Adverse Effect” means any change, event, condition, occurrence, state of facts, development or effect that, individually or in the aggregate, prevents or materially impairs or delays the consummation by Parent or Merger Sub of any of the transactions contemplated this Agreement.

“Permitted Liens” means (a) statutory Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries, (b) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable, (c) (i) applicable building, zoning and land use regulations regulating the use or occupancy of Company Leased Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Company Leased Real Property which are not violated by the current use or occupancy of such Company Leased Real Property or the operation of the businesses thereon, and (ii) other imperfections or irregularities in title, charges, restrictions and other encumbrances of record that do not materially detract from the use or operation of the assets or properties to which they relate, and (d) restrictions on transfer or assignment solely arising under or relating to applicable securities Laws.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, that allows the identification of such Person or that is defined as “personal data,” “personally identifiable information,” “personal information” or similar term under any applicable Laws.

“Prime Rate” means the rate per annum published in The Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period.

“Privacy Laws” means all Laws applicable to the Company relating to privacy, protection, transfer or security of Personal Data and/or Protected Health Information and all applicable regulations promulgated and binding guidance issued by Governmental Entities (including staff reports) thereunder, including, if applicable to the Company, the Gramm-Leach-Bliley Act of 1999; the Identity Theft Red Flag Rules under the Fair and Accurate Credit Transactions Act of 2003; the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act; the Privacy Act of 1974; the Right to Financial Privacy Act of 1978; the Privacy Protection Act of 1980; the Fair Credit Reporting Act of 1970; the Electronic Communications Privacy Act of 1986; the Fair and Accurate Credit Transaction Act; the Federal Trade Commission Act; the CAN-SPAM Act; the Telephone Consumer Protection Act; the Telemarketing and Consumer Fraud and Abuse Prevention Act; Children’s Online Privacy Protection Act; state data security Laws; state social security number protection Laws; state data breach notification Laws; state consumer protection and privacy Laws; any health care Laws pertaining to privacy and data security, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and email marketing) and any and all similar state and federal Laws relating to privacy, security, data protection and data breach, including security incident notification.

“Proceedings” means all actions, suits, claims, investigations, audits, litigation or proceedings, in each case, by or before (or that could be brought before) any Governmental Entity.

“Protected Health Information” has the meaning given to such term under HIPAA, including all such information in electronic form.

“Public Software” means any software that (i) is made generally available to the public without requiring payment of fees or royalties, (ii) is generally considered to be “copyleft”, “open source” or “public software”, including software distributed or made available via the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), the Artistic License (e.g., PERL), the Mozilla Public License, the Netscape Public License, the BSD License, the Sun Community Source License (SCSL) or Industry Source License (SISL), the Apache License or any license or distribution model similar to the foregoing, or (iii) requires as a condition of use, modification or distribution that any other software distributed therewith be disclosed, licensed or distributed in source code form, be redistributable at no charge or be licensed for the purpose of making derivative works.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, lenders, investment bankers, advisors, agents and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by the Company. Sensitive Data also includes Personal Data which is held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed, sold or used by the Company or its Subsidiaries.

“Software Programs” means any and all: (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow charts and other work procedures used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to the determination, collection or imposition of any Tax.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Tax Authority, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, payments in lieu and other charges in the nature of a tax or any other similar fee, charge, assessment or payment, including, without limitation, income, franchise, windfall or other profits, gross receipts, branch profits, real property, personal property, sales, use, goods and services, net worth, capital stock, license, occupation, premium, commercial activity, customs duties, alternative or add-on minimum, environmental, escheat or unclaimed property, payroll, employment, social security, workers’ compensation, unemployment compensation, disability, excise, severance, estimated, withholding, ad valorem, stamp, transfer, registration, value-added, transactional and gains tax, whether disputed or not, and any interest, penalty, fine or additional amounts imposed in respect of any of the foregoing.

“Third Party” means any Person other than Parent, Merger Sub and their respective affiliates.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, in each case imposed by a Tax Authority.

“Treasury Regulations” means regulations promulgated under the Code.

8.5            Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Acceptance Time”	Section 1.1(b)

“Acquisition Proposal”	Section 5.3(g)(i)

“Agreement”	Preamble

“Arrangements”	Section 5.13

“Book-Entry Company Shares”	Section 2.2(b)(ii)

“Capitalization Date”	Section 3.2(a)

“Certificate of Merger”	Section 1.4

“Certificates”	Section 2.2(b)(i)

“Change of Board Recommendation”	Section 5.3(a)

“Closing”	Section 1.4

“Closing Date”	Section 1.4

“Company”	Preamble

“Company 401(k) Plan Termination”	Section 5.7(f)

“Company Acquisition Agreement”	Section 5.3(a)

“Company Benefit Plan”	Section 3.11(a)

“Company Board”	Recitals

“Company Board Recommendation”	Section 3.3(b)

“Company Bylaws”	Section 3.1

“Company Charter”	Section 3.1

“Company Compensation Committee”	Section 5.13

“Company Disclosure Schedule”	Article 3

“Company ESPP Rights”	Section 2.4(c)

“Company Material Contracts”	Section 3.16(b)

“Company Preferred Shares”	Section 3.2(a)

“Company Registered Intellectual Property”	Section 3.17(a)

“Company RSU”	Section 2.4(b)

“Company SEC Documents”	Section 3.5(a)

“Company SEC Financial Statements”	Section 3.5(c)

“Company Shares”	Recitals

“Company Share Offer”	Recitals

“Company Stock Awards”	Section 3.2(a)

“Company Stock Option”	Section 2.4(a)

“Confidentiality Agreement”	Section 5.2(b)

“Continuing Employee”	Section 5.7(a)

“D&O Insurance Tail Policy”	Section 5.8(c)

“DGCL”	Recitals

“Dissenting Shares”	Section 2.3

“Earn-Out Rights”	Section 3.2(a)

“Effect”	Section 8.4

“Effective Time”	Section 1.4

“Enforcement Costs”	Section 7.3(d)

“ESPP”	Section 2.4(c)

“Executive Severance Policy”	Section 5.7(g)

“Expiration Date”	Section 1.1(d)

“Fairness Opinion”	Section 3.19

“Final Exercise Date”	Section 2.4(c)

“HIPAA”	Section 8.4

“Indemnitee”	Section 5.8(a)

“Initial Expiration Date”	Section 1.1(d)

“Intervening Event”	Section 5.3(g)(ii)

“IT Providers”	Section 3.17(d)

“Lease Agreements”	Section 3.14(b)

“Leased Real Property”	Section 3.14(b)

“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)

“Merger Sub”	Preamble

“Minimum Condition”	Section 1.1(a)

“Multiemployer Plan”	Section 3.11(e)

“Notice Period”	Section 5.3(d)(ii)

“OFAC”	Section 3.9

“Offer”	Recitals

“Offer Documents”	Section 1.1(g)

“Offer Price”	Recitals

“Offer to Purchase”	Section 1.1(c)

“Outside Date”	Section 1.1(e)

“Parent”	Preamble

“Parent Subsidiary”	Section 4.3(a)

“Paying Agent”	Section 2.2(a)

“Permits”	Section 3.10

“Privacy Policy”	Section 3.17(f)

“Proposed Changed Terms”	Section 5.3(d)(iv)

“Regulatory Matters”	Section 5.12

“Sarbanes-Oxley Act”	Section 3.5(b)

“Schedule TO”	Section 1.1(g)

“Schedule 14D-9”	Section 1.2(a)

“Security Risk Assessment”	Section 3.21(j)

“Service Provider”	Section 3.11(a)

“Superior Proposal”	Section 5.3(g)(ii)

“Surviving Corporation”	Section 1.3(a)

“Tender and Support Agreements”	Recitals

“Tender Offer Conditions”	Section 1.1(a)

“Termination Condition”	Section 1.1(a)

“Termination Fee”	Section 7.3(a)

“Title IV Plan”	Section 3.11(e)

“Transaction Litigation”	Section 5.14

“Transactions”	Section 1.3(a)

8.6            Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7            Severability. If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions (or part thereof) of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.8            Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

8.9            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.10         No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.8, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except, if the Effective Time occurs: (a) the rights of holders of the Company Shares to receive the Merger Consideration, (b) the rights of holders of Company Stock Awards to receive the consideration set forth herein, and (c) the rights of the Indemnitees set forth in Section 5.8.

8.11          Mutual Drafting; Interpretation. Each party has jointly participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the words “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice”. As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “dollars” “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. As used in this Agreement, the words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any Contract or Law defined or referred to herein means any such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

8.12         Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)           This Agreement and all claims and causes of action based upon, arising out of or in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)           Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court does not have jurisdiction, any Delaware state court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13         Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14         Specific Performance. The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly: (a) the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to an Order of specific performance of the terms of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. In the event that a party initiates an action seeking equitable relief pursuant to this Section 8.14 (including to enforce specifically the performance of the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith pursuant to this Section 8.14), the Outside Date shall automatically be extended by (i) the amount of time during which such action is pending, plus 20 Business Days, or (ii) such other time period established by the court presiding over such action. The Company’s or Parent’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

Parent:

eMED, LLC

By:	/s/ Michael Cole
Name: Michael Cole
Title: President and Chief Financial Officer

Merger Sub:

Marlin Merger Sub Corporation

By:	/s/ Michael Cole
Name: Michael Cole
Title: President

[Signature Page to Agreement and Plan of Merger]

Company:

Science 37 Holdings, Inc.

By:	/s/ David Coman
Name: David Coman
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX I

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, subject to the provisions of the Merger Agreement and applicable Law, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for purchase any validly tendered (and not validly withdrawn) Company Shares, if (a) the Minimum Condition shall not have been satisfied at the Expiration Date, (b) any applicable waiting period, together with any extensions thereof, under any applicable Competition Laws shall not have expired or been terminated, or (c) any of the following events, conditions, state of facts or developments exists or has occurred and is continuing at the Expiration Date:

(i)            the consummation of the Offer or the Merger shall then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of any Governmental Entity or there shall be in effect any Law enacted or promulgated by any Governmental Entity that prevents or makes illegal the consummation of the Offer or the Merger;

(ii)           any representation and warranty of the Company (A) contained in Section 3.2(a) (Capitalization) shall fail to be true and correct in all respects (other than de minimis exceptions) at and as of the date of the Merger Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all respects (other than de minimis exceptions) as of such date or time); (B) contained in Section 3.1 (Corporate Organization), Sections 3.3 (Authority; Execution and Delivery; Enforceability), Section 3.5(f) (Undisclosed Liabilities) and 3.18 (Broker’s Fees) shall fail to be true and correct in all material respects at and as of the date of the Merger Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); or (C) set forth in Article 3 (other than the representations and warranties referenced in the immediately foregoing clauses (A) and (B)), without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall fail to be true and correct at and as of the date of the Merger Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that expressly relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect;

(iii)          the Company shall have breached or failed to perform or comply with in all material respects any covenant or agreement required to be performed or complied with by it under the Merger Agreement at or prior to the Expiration Date;

(iv)         since the date of the Merger Agreement, there shall have occurred or become known any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect;

(v)          the Merger Agreement shall have been properly and validly terminated in accordance with its terms;

(vi)          Parent shall have failed to receive a certificate, dated as of the Expiration Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in paragraphs (ii), (iii) and (viii) of this Annex I have been satisfied;

(vii)         Parent shall have failed to receive a statement from the Company satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that interests in the Company are not “United States real property interests” within the meaning of Section 897(c) of the Code; or

(viii)        The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub in whole or in part in their discretion (except that the Minimum Condition may not be waived), in each case, subject to the terms of the Merger Agreement and applicable Laws. Any reference in this Annex I or the Merger Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 28, 2024 by and among Parent, Merger Sub and the Company.